Exhibit 10.1

CREDIT AGREEMENT

dated as of

August 31, 2010

among

U.S. CONCRETE, INC.

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

J.P. MORGAN SECURITIES INC.,
as Sole Bookrunner and Lead Arranger

WELLS FARGO CAPITAL FINANCE, LLC,
as Documentation Agent and Lead Arranger

CHASE BUSINESS CREDIT

i

SCHEDULES:

Commitment Schedule
Schedule 2.06	—	Existing Letters of Credit
Schedule 3.05	—	Properties
Schedule 3.06	—	Disclosed Matters
Schedule 3.09	—	Taxes
Schedule 3.10	—	ERISA
Schedule 3.12	—	Material Agreements
Schedule 3.14	—	Insurance
Schedule 3.15	—	Capitalization and Subsidiaries
Schedule 3.17	—	Employment Matters
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.05	—	Asset Sales
Schedule 6.04	—	Existing Investments
Schedule 6.09	—	Transactions with Affiliates
Schedule 6.10	—	Existing Restrictions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	[Reserved.]
Exhibit C	—	Form of Borrowing Base Certificate
Exhibit D	—	Form of Compliance Certificate
Exhibit E	—	Joinder Agreement

v

DEFINITIONS

Page

Account	1
Account Debtor	1
Acquisition	1
Act	107
Adjusted LIBO Rate	1
Adjusted One Month LIBOR Rate	1
Administrative Agent	1
Administrative Questionnaire	1
Affiliate	2
Aggregate Credit Exposure	2
Aggregates	2
Agreement	1
Applicable Margin	2
Applicable Percentage	2
Applicable Unused Commitment Fee Rate	2
Appraisal	2
Approved Fund	2
Assignment and Assumption	2
Auto-Extension Letter of Credit	42
Availability	2
Availability Block	2
Availability Period	3
Available Revolving Commitment	3
Banking Services	3
Banking Services Obligations	3
Banking Services Reserves	3
Board	3
Borrower	3
Borrowing	3
Borrowing Base	3
Borrowing Base Certificate	4
Borrowing Base Collateral	4
Borrowing Base Contributors	4
Borrowing Request	4
Business Day	4
Capital Expenditures	4
Capital Lease	4
Capital Lease Obligations	5
CB Floating Rate	5
CBFR	5
Change in Control	5
Change in Law	5

Charges	108
Chase	5
Class	5
Code	6
Collateral	6
Collateral Access Agreement	6
Collateral Documents	6
Collection Account	6
Commercial LC Exposure	6
Commitment	6
Commitment Schedule	6
Consolidated Net Tangible Assets	6
Control	6
Controlled	6
Controlled Disbursement Account	6
Controlling	6
Credit Exposure	7
Customary Permitted Liens	7
Default	8
Defaulting Lender	8
Deposit Account	8
Depreciation Amount	8
DIP Credit Agreement	9
Disclosed Matters	9
Document	9
dollars	9
EBITDA	9
Effective Date	9
Eligible Accounts	9
Eligible Aggregates Inventory	13
Eligible Inventory	13
Eligible Trucks	14
Environmental Laws	14
Environmental Liability	14
Equity Interests	14
Equity Issuance	15
ERISA	15
ERISA Affiliate	15
ERISA Event	15
Eurodollar	15
Event of Default	15
Events of Default	89
Exchange Act	5
Excluded Collateral	15
Excluded Issuances	15
Excluded Joint Venture	16

Excluded JV Assets	16
Excluded JV Equity	16
Excluded Taxes	16
Existing Letters of Credit	16
FATCA	16
FCRR Test	16
Federal Funds Effective Rate	16
Financial Officer	16
Fixed Charge Coverage Ratio	17
Fixed Charges	17
Foreign Lender	17
Foreign Payee	17
Foreign Subsidiary	17
Funding Account	17
GAAP	17
Governmental Authority	17
Guarantee	17
Guaranteed Obligations	18
guarantor	18
Hazardous Materials	18
Indebtedness	18
Indemnified Taxes	18
Indemnitee	100
Information	106
Initial Availability Block Period	19
Intercreditor Agreement	19
Interest Election Request	19
Interest Expense	19
Interest Payment Date	19
Interest Period	19
Inventory	19
Investment	19
Issuing Bank	19
Joinder Agreement	19
Land	20
LC Collateral Account	42
LC Disbursement	20
LC Exposure	20
Lead Arrangers	20
Lenders	20
Letter of Credit	20
LIBO Rate	20
Lien	20
Loan Documents	21
Loan Guarantor	21
Loan Guaranty	21

Loan Parties	21
Loans	21
Material Adverse Effect	21
Material Agreements	21
Material Indebtedness	21
Material Real Property	22
Maturity Date	22
Maximum Liability	22
Maximum Rate	108
Moody’s	22
Mortgages	22
Multiemployer Plan	22
Net Capital Expenditures	22
Net Income	22
Net Orderly Liquidation Value Inventory Rate	22
Net Orderly Liquidation Value Of Eligible Trucks	23
Net Proceeds	23
Non-Consenting Lender	23
Non-Extension Notice Date	42
Non-Paying Guarantor	23
Non-Recourse Indebtedness	23
Notes Agent	24
Notes Priority Collateral	24
Obligated Party	24
Obligations	24
Off-Balance Sheet Liability	24
Other Taxes	24
Overadvance	24
parent	31
Participant	24
Payee	51
Paying Guarantor	24
PBGC	24
Permitted Acquisition	24
Permitted Discretion	26
Permitted Investments	26
Person	27
Plan	27
Prepayment Event	27
primary obligor	18
Prime Rate	27
Pro Forma Basis	27
Projections	27
Protective Advance	28
Real Property	28
Register	28

Related Parties	28
Reorganization Plan	28
Report	28
Required Lenders	28
Requirement of Law	28
Reserves	28
Responsible Officer	29
Restricted Payment	29
Revolving Commitment	29
Revolving Exposure	29
Revolving Lender	29
Revolving Loan	29
S&P	29
Secured Obligations	29
Secured Parties	29
Security Agreement	30
Senior Notes	30
Senior Notes Account	30
Senior Notes Agreement	30
Senior Notes Documents	30
Service Agreement	30
Servicer	30
Settlement	38
Settlement Date	38
Standby LC Exposure	30
Statutory Reserve Rate	30
Subordinated Indebtedness	31
subsidiary	31
Subsidiary	31
Supermajority Revolving Lenders	31
Swap Agreement	31
Swap Obligations	31
Swingline Exposure	31
Swingline Lender	32
Swingline Loan	32
Taxes	32
Transactions	32
Trucks	32
Trustee	32
Type	32
UCC	32
Unfunded Pension Liability	32
Unliquidated Obligations	32
Withdrawal Liability	33
Withholding Agent	33

x

CREDIT AGREEMENT dated as of August 31, 2010 (as it may be amended, modified or supplemented from time to time, this “Agreement”), among U.S. CONCRETE, INC. (the “Borrower”), the other Loan Parties party hereto from time to time, the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01     Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Account” has the meaning assigned to such term in the Security Agreement.

“Account Debtor” means any Person obligated on an Account.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which any Loan Party (a) acquires all or substantially all of the assets of any Person or any division or line of business of any other Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of related transactions) at least a majority (in number of votes) of the Equity Interests in a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests in a Person.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period or for any CBFR Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted One Month LIBOR Rate” means an interest rate per annum equal to the sum of (a) 1.0% per annum plus (b) the Adjusted LIBO Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m., London time on such day (without any rounding).

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder and its successors and permitted assigns.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders.

“Aggregates” means all stone, sand, gravel, limestone and similar minerals, including, but not limited to, all such materials that constitute “as-extracted collateral” under the UCC (but excluding oil and gas).

“Applicable Margin” means 2.75% per annum with respect to CBFR Loans and 3.75% per annum with respect to Eurodollar Loans.

“Applicable Percentage” means, with respect to any Lender, with respect to Revolving Loans, LC Exposure, Swingline Loans, Overadvances, Protective Advances or Aggregate Credit Exposure, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitment of all Revolving Lenders (if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the aggregate Revolving Exposures at that time); provided that in the case of Section 2.20 when a Defaulting Lender shall exist, any such Defaulting Lender’s Revolving Commitment shall be disregarded in the calculation.

“Applicable Unused Commitment Fee Rate” means 0.75% per annum.

“Appraisal” means each appraisal referenced in Section 4.01(x), and any appraisal that is conducted after the Effective Date pursuant to Section 5.11, for the purpose of calculating certain components of the Borrowing Base, in form and substance reasonably satisfactory to the Administrative Agent and performed by an appraiser that is reasonably satisfactory to the Administrative Agent.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability” means, at any time, an amount equal to (a) the lesser of (i) the Revolving Commitment and (ii) the Borrowing Base minus (b) the sum of (i) Revolving Exposure of all Lenders and (ii) the Availability Block.

“Availability Block” means an amount equal to (a) $15,000,000 for the Initial Availability Block Period, and (b) at all times after the Initial Availability Block Period, unless and until the FCCR Test has been satisfied, $15,000,000 plus $1,000,0000 for each month after the expiration of the Initial Availability Block Period, up to a maximum Availability Block of $20,000,000.  If the FCCR Test is satisfied at any time after the Initial Availability Block Period, the Availability Block will be eliminated and shall not be reimposed.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Available Revolving Commitment” means, at any time, the Revolving Commitment then in effect minus the Revolving Exposure of all Revolving Lenders at such time.

“Banking Services” means each and any of the following bank services provided to any Loan Party by any Lender or, during the period it is a Lender, any of its Affiliates:  (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Reserves” means all Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means U.S. Concrete, Inc., a Delaware corporation.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan, (c) a Protective Advance and (d) an Overadvance.

“Borrowing Base” means, at any time, (a) the sum of (i) the product of 85% and the face amount of all Eligible Accounts of the Borrowing Base Contributors (calculated net, without duplication, of all finance charges, late fees and other fees that are unearned, unpaid sales, excise or similar taxes, and credits or allowances granted at such time), (ii) the lesser of (x) the product of 85% multiplied by the Net Orderly Liquidation Value Inventory Rate of the Eligible Inventory of the Borrowing Base Contributors (valued at the lower of cost or market on a first-in, first-out basis) and (y) the sum of (1) 50% of the Eligible Inventory (other than Eligible Aggregates Inventory) of the Borrowing Base Contributors and (2) 65% of the Eligible Aggregates Inventory of the Borrowing Base Contributors (in each case, valued at the lower of cost or market on a first-in, first-out basis) and (iii) the lesser of (x) $15,000,000 or (y) the sum of (3) the product of 85% multiplied by (A) the Net Orderly Liquidation Value Of Eligible Trucks of the Borrowing Base Contributors as of the date of the latest Appraisal minus (B) the Net Orderly Liquidation Value Of Eligible Trucks that have been sold since the date of the latest Appraisal of Eligible Trucks, plus (4) the product of 80% of the cost of newly acquired Eligible Trucks (net of any discounts, rebates or credits and excluding any fees, expenses, sales taxes, other taxes and delivery charges) of the Borrowing Base Contributors since the date of the latest Appraisal and minus (5) the Depreciation Amount applicable to Eligible Trucks of the Borrowing Base Contributors, minus (b) all Reserves then in effect. The Administrative Agent may, in its Permitted Discretion, reduce the advance rates set forth above, adjust Reserves or reduce one or more of the other elements used in computing the Borrowing Base; provided that any such reduction in advance rates, adjustment in Reserves or reduction in the elements used in computing the Borrowing Base shall only become effective upon not less than one (1) Business Day’s notice to the Borrower (during which period the Administrative Agent shall be available to discuss any such proposed reduction or adjustment with the Borrower).  The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent in compliance with the terms hereof.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower, in substantially the form of Exhibit C or another form which is acceptable to the Administrative Agent in its sole discretion.

“Borrowing Base Collateral” means the Accounts, Inventory and Trucks (other than Excluded Collateral) included in the Borrowing Base.

“Borrowing Base Contributors” means, at any time, the Borrower and each Loan Party owning Borrowing Base Collateral.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.02.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, without duplication, any expenditure for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP; provided that such term shall not include amounts expended (i) during such period as a part of the consideration for, or assets acquired in connection with, any Permitted Acquisition or obligations assumed in any Permitted Acquisition and (ii) to replace or repair assets, equipment or other property lost, destroyed, damaged or condemned, solely (except for any applicable deductible retainage, co-payment or similar deduction or reduction in reimbursement) to the extent of the amount of reimbursement (whether pursuant to insurance or indemnity claims) that such Person has actually received in respect of such lost, destroyed, damaged or condemned assets.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, property by such Person as lessee that would be accounted for as a capital lease on a balance sheet of such Person prepared in conformity with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Capital Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CB Floating Rate” means the Prime Rate; provided that the CB Floating Rate shall never be less than the Adjusted One Month LIBOR Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day).  Any change in the CB Floating Rate due to a change in the Prime Rate or the Adjusted One Month LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBOR Rate, respectively.

“CBFR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the CB Floating Rate.

“Change in Control” means the occurrence of any of the following:  (a) any person or group of persons (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act) of 50% or more of the issued and outstanding voting securities within the meaning of Rule 13d-5(b) of the Exchange Act of the Borrower, (b) during any period of twelve consecutive calendar months commencing from and after the Effective Date, individuals who, at the beginning of such period, constituted the board of directors of the Borrower (together with any new directors whose election by the board of directors of the Borrower or whose nomination for election by the stockholders of the Borrower was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose elections or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office or (c) a Fundamental Change of Control (as defined in the Senior Notes Agreement).

“Change in Law” means, in each case after the Effective Date, (a) the adoption of any law, rule or regulation, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date; provided however, for purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith are deemed to have gone into effect and to have been adopted after the Effective Date.

“Chase” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors and permitted assigns.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans, Protective Advances or Overadvances.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property of a Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Lenders, to secure payment of the Secured Obligations pursuant to the Collateral Documents.

“Collateral Access Agreement” has the meaning assigned to such term in the Security Agreement.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages and any other documents granting a Lien upon the Collateral as security for payment of the Secured Obligations.

“Collection Account” has the meaning assigned to such term in the Security Agreement.

“Commercial LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding commercial Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements relating to commercial Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time.  The Commercial LC Exposure of any Lender at any time shall be its Applicable Percentage of the total Commercial LC Exposure at such time.

“Commitment” means, with respect to each Lender, the sum of such Lender’s Revolving Commitment.  The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Consolidated Net Tangible Assets” means the aggregate amount of assets of the Borrower and its Subsidiaries (less applicable reserves and other properly deductible items) after deducting therefrom (to the extent otherwise included therein) (a) all current liabilities (other than the obligations under the Senior Notes Agreement or current maturities of long-term Indebtedness), and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the books and records of the Borrower and its Subsidiaries on a consolidated basis and in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Disbursement Account” means, collectively, account # 826095606, and any replacement or additional accounts of the Borrower maintained with the Administrative Agent as a cash management account pursuant to and under any agreement between the Borrower and the Administrative Agent, as modified, amended or supplemented from time to time, and through which all disbursements of the Borrower, any Loan Party and any designated Subsidiary of the Borrower are made and settled on a daily basis with no uninvested balance remaining overnight.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Exposure at such time, plus (b) an amount equal to its Applicable Percentage, if any, of the aggregate principal amount of Protective Advances outstanding at such time.

“Customary Permitted Liens” means, with respect to any Person, any of the following Liens:

(a)          Liens with respect to the payment of taxes, assessments or governmental charges in each case (i) that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP or (ii) in respect of which the aggregate liability of such Person does not exceed $1,500,000 at any time;

(b)          Liens of landlords arising by statute and liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other liens imposed by law created in the ordinary course of business (i) for amounts not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP or (ii) in respect of which the aggregate liability of such Person does not exceed $1,500,000 at any time;

(c)          deposits and pledges of cash, Permitted Investments and Deposit Accounts made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits or other ordinary course statutory obligations or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money) and surety, appeal, customs, bid or performance bonds;

(d)          encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of Real Property not materially detracting from the value of such Real Property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such Real Property;

(e)          encumbrances arising under leases, subleases, licenses or sublicenses of Real Property that do not, in the aggregate, materially detract from the value of such Real Property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such Real Property;

(f)           Liens affecting the fee title of any leased Real Property which are created by a party other than a Loan Party;

(g)          financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business other than through a Capital Lease;

(h)          solely with respect to Real Property, such other Liens, defects and encumbrances as may be approved by the Administrative Agent in its sole discretion;

(i)           Liens securing judgments which do not constitute an Event of Default; and

(j)           Liens in favor of a banking institution arising as a matter of law or otherwise encumbering deposits (including the right of set off) and which are within the general parameters customary in the banking industry;

provided that the term “Customary Permitted Liens” shall not include any Lien securing Indebtedness.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of any grace period or both would, unless cured or waived hereunder, become an Event of Default.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit required to be funded by it hereunder within two (2) Business Days of the date required to be funded by it hereunder, (b) has notified the Administrative Agent, any Issuing Bank, the Swingline Lender, any Lender and/or the Borrower in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement, (c) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (d) (i) becomes or is insolvent or has a parent company that has become or is insolvent, or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action or furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Deposit Account” has the meaning given to such term in the UCC.

“Depreciation Amount” means, as of any date of determination, an amount equal to the product of (a) 1.5742% of the orderly liquidation value of the Eligible Trucks of the Borrowing Base Contributors per the most recent Appraisal multiplied by (b) the number of months since the most recent Appraisal; adjusted upwards for depreciation attributable to any Eligible Trucks of the Borrowing Base Contributors acquired since the date of the most recent Appraisal (calculated based on 1.5742% per month of the cost of such acquired Eligible Trucks) and adjusted downwards for any depreciation attributable to Eligible Trucks of the Borrowing Base Contributors disposed of since the date of the most recent Appraisal (calculated based on 1.5742% per month of the orderly liquidation value of such disposed Eligible Trucks).

“DIP Credit Agreement” means that certain Revolving Credit, Term Loan and Guarantee Agreement dated as of May 3, 2010 by and among the Borrower, the other guarantors party thereto, the lenders party thereto and the Administrative Agent.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Document” has the meaning assigned to such term in the Security Agreement.

“dollars” or “$” refers to lawful money of the United States of America.

“EBITDA” means, with respect to any Person for any period, (a) Net Income of such Person for such period plus (b) the sum of, in each case to the extent included in the calculation of such Net Income but without duplication, (i) any provision for federal, state and local income and franchise taxes, (ii) Interest Expense, (iii) loss or charges from extraordinary items, including losses from the sale or other disposition of assets or any subsidiaries, (iv) depreciation, depletion and amortization expenses, (v) all other non-cash charges, non-cash impairment charges and non-cash charges, expenses and losses for such period, provided that each of the foregoing is a non-recurring charge, expense or loss, (vi) the amount of any non-cash (x) compensation deduction as the result of any grant of stock or stock equivalents to employees, officers, directors or consultants and (y) incentive compensation charges, (vii) unusual or non-recurring charges, fees and expenses which are acceptable to the Administrative Agent in its sole discretion, (viii) all one time compensation charges, including without limitation, stay bonuses paid to existing management and severance costs, in an aggregate amount not to exceed $1,000,000 and to the extent incurred and paid prior to December 31, 2010, (ix) fees, expenses and costs incurred in connection with the Transactions, the Reorganization Plan and other cash restructuring charges in an aggregate amount not to exceed $11,000,000 and to the extent paid subsequent to the Effective Date and prior to September 30, 2011, of which cash restructuring charges incurred and paid after the Effective Date will not exceed $1,800,000, (x) any gains or losses associated with the disposition of the Excluded Jointed Venture, including the Excluded JV Equity and Excluded JV Assets, and (xi) to the extent not already included in Consolidated Net Income, cash proceeds from business interruption insurance minus (c) the sum of, in each case to the extent included in the calculation of such Net Income but without duplication, (i) any credit for any federal, state and local income and franchise tax, (ii) gains from extraordinary items for such period and (iii) any other non-cash gains or other items which have been added in determining Net Income, including any reversal of a change referred to in clause (b)(vi) above by reason of a decrease in the value of any Stock or Stock Equivalent.  In no event shall the calculation of “EBITDA” include any gain or loss from the early extinguishment or repurchase of Indebtedness.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Accounts” means, at any time, the Accounts of the Borrowing Base Contributors which the Administrative Agent determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Loans, Swingline Loans and the issuance of Letters of Credit hereunder.  Without limiting the Administrative Agent’s discretion provided herein, Eligible Accounts shall not include any Account:

(a)           in which the Administrative Agent does not have a fully perfected first priority Lien or is subject to any Lien other than Customary Permitted Liens so long as such Customary Permitted Liens (other than Customary Permitted Liens of the type described in clause (a) of the definition thereof) do not have priority over the Lien in favor of the Administrative Agent; or

(b)           which is (i) more than 90 days past due according to the original terms of sale or (ii) 120 days or more past the original invoice date thereof; or

(c)           any representation or warranty contained in this Agreement or any other Loan Document with respect to such specific Account is not true and correct; or

(d)           with respect to which the Account Debtor has disputed liability or made any claim with respect to any other Account due from such Account Debtor to such Borrowing Base Contributor but only to the extent of such dispute or claim; or

(e)           with respect to which the Account Debtor has (i) filed a petition for bankruptcy or any other relief under the Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization or relief of debtors, (ii) made a general assignment for the benefit of creditors, (iii) had filed against it any petition or other application for relief under the Bankruptcy Code or any such other law, (iv) has failed, suspended business operations, become insolvent, called a meeting of its creditors generally for the purpose of obtaining any financial concession or accommodation or (v) had or suffered a receiver or a trustee to be appointed for all or a significant portion of its assets or affairs, in each case, unless such Accounts arose on a post-petition basis and (1) the Account Debtor on such Account is a debtor-in-possession in a Chapter 11 case under the Bankruptcy Code and has available debtor-in-possession financing from sources and under terms reasonably acceptable to the Administrative Agent and (2) the Administrative Agent, acting in its sole discretion, determines that such Account shall be an Eligible Account; provided, however, that the aggregate amount of all otherwise Eligible Accounts excluded under this clause (e) shall not, at any time, exceed 5% of the Eligible Accounts of the Borrowing Base Contributors; or

(f)           the Account Debtor on such Account or any of its Affiliates is also a supplier to or creditor of the Borrower or any of its Subsidiaries, but only to the extent of the amount owing by the Borrower or any of its Subsidiaries to such supplier or creditor, unless such supplier or creditor has executed a no-offset letter reasonably satisfactory to the Administrative Agent, in its sole discretion, in which case the full amount of such account shall be eligible pursuant to this clause (f); or

(g)           which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or Canada or (ii) is not organized under applicable law of the U.S., any state of the U.S., Canada or any province of Canada unless, in either case, the sale is on letter of credit or acceptance terms acceptable to the Administrative Agent in its Permitted Discretion, and (1) such letter of credit names the Administrative Agent as beneficiary for the benefit of the Secured Parties or (2) the issuer of such letter of credit has consented to the assignment of the proceeds thereof to the Administrative Agent; or

(h)          which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Administrative Agent which has been sent to the Account Debtor, (iii) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis, or (iv) relates to payments of interest; or

(i)           which is subject to any deduction, offset, counterclaim, return privilege or other conditions other than volume sales discounts given in the ordinary course of such Borrowing Base Contributor’s business; provided, however, that such Account shall be ineligible pursuant to this clause (i) only to the extent of such deduction, offset, counterclaim, return privilege or other condition; or

(j)           with respect to which the Account Debtor is located in any State of the United States requiring the holder of such Account, as a precondition to commencing or maintaining any action in the courts of such State, either to (i) receive a certificate of authorization to do business in such State or be in good standing in such State or (ii) file a Notice of Business Activities Report with the appropriate office or agency of such State, in each case unless the holder of such Account has received such a certificate of authority to do business, is in good standing or, as the case may be, has duly filed such a notice in such State; or

(k)           with respect to which the Account Debtor is a Governmental Authority, unless such Borrowing Base Contributor has assigned its rights to payment of such Account to the Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended, in the case of a federal Governmental Authority, and pursuant to applicable law, if any, in the case of any other Governmental Authority, and such assignment has been accepted and acknowledged by the appropriate government officers; or

(l)           which represents late charges or finance charges; provided that with respect to any Account for which late charges or finance charges constitute only a portion of such Account, such Account shall be ineligible pursuant to this clause (l) only to the extent of such late charges or finance charges; or

(m)          which represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to such Borrowing Base Contributor’s completion of further performance under such contract; or

(n)          which was previously the subject of a charge-back, debit memo or other transaction pursuant to which the liability of the Account Debtor thereunder was at one time extinguished or settled but has subsequently been reinstated and re-aged; or

(o)          with respect to which 50% or more of the outstanding Accounts of the Account Debtor have become, or have been determined by the Administrative Agent, in accordance with the provisions hereof, to be, ineligible pursuant to clause (b) above; or

(p)          which is denominated in a currency other than Dollars; or

(q)         which is a bonded Account or is evidenced by any promissory note, chattel paper or instrument; or

(r)          with respect to which such Borrowing Base Contributor, in order to be entitled to collect such Account, is required to perform any additional service for, or perform or incur any additional obligation to, the Person to whom or to which it was made; or

(s)          the total Accounts of such Account Debtor to such Borrowing Base Contributor represent more than 15% of the Eligible Accounts of all Borrowing Base Contributors at such time, but only to the extent of such excess; or

(t)           which is owed by any Affiliate, employee, officer, director, agent or stockholder of any Loan Party; or

(u)          which the Administrative Agent determines may not be paid by reason of the Account Debtor’s inability to pay or which the Administrative Agent otherwise determines in its Permitted Discretion is unacceptable for any reason whatsoever; or

(v)           which, for any Account Debtor, exceeds a credit limit determined by the Administrative Agent in its Permitted Discretion, to the extent of such excess; or

(w)          with respect to which any check or other instrument of payment has been returned uncollected for any reason; or

(x)           for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the Borrower or if such Account was invoiced more than once; or

(y)           which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board; or

(z)            which relates to the sale of Aggregates at the minehead or other site of extraction unless an appropriate UCC-1 financing statement or Mortgage in favor of the Administrative Agent complying with Section 9-502 of the UCC as to as-extracted collateral shall have been properly filed in the real property records.

In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, the Borrower shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.  In determining the amount of an Eligible Account, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication of any other Reserve, eligibility criteria or the terms of the definition of Borrowing Base, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the Borrower may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Borrower to reduce the amount of such Account.

“Eligible Aggregates Inventory” means that portion of the Eligible Inventory which consists exclusively of Aggregates.

“Eligible Inventory” means, at any time, the Inventory of each of the Borrowing Base Contributors (other than any Inventory that has been consigned by any such Borrowing Base Contributor) including raw materials and finished goods which the Administrative Agent determines in its Permitted Discretion is eligible as the basis for the extension of Revolving Loans, Swingline Loans and the issuance of Letters of Credit hereunder.  Without limiting the Administrative Agent’s discretion provided herein, Eligible Inventory shall only include Inventory (a) that is owned solely by such Borrowing Base Contributor or (without duplication) jointly with other Borrowing Base Contributors, (b) with respect to which the Administrative Agent has a valid, perfected and enforceable first-priority Lien, subject only to Customary Permitted Liens so long as such Customary Permitted Liens (other than Customary Permitted Liens of the type described in clause (a) or (b) of the definition thereof) do not have priority over the Lien in favor of the Administrative Agent, (c) with respect to which no covenant, representation or warranty contained in any Loan Document has been breached, (d) that is not, in the Administrative Agent’s Permitted Discretion, slow moving, obsolete, unmerchantable, defective, unfit for sale or not salable at prices approximating at least the cost of such Inventory in the ordinary course of business, and (e) with respect to which (in respect of any Inventory labeled with a brand name or trademark and sold by such Borrowing Base Contributor pursuant to a trademark owned by such Borrowing Base Contributor or a license granted to such Borrowing Base Contributor) the Administrative Agent would have rights under such trademark or license pursuant to the Security Agreement or other agreement reasonably satisfactory to the Administrative Agent to sell such Inventory in connection with a liquidation thereof.  No Inventory of any Borrowing Base Contributor shall be Eligible Inventory if such Inventory consists of or constitutes (i) goods returned or rejected by customers other than goods that are undamaged or are resalable in the normal course of business, (ii) goods to be returned to suppliers, (iii) goods in transit (it being understood, for the avoidance of doubt, that this clause (iii) shall not exclude from Eligible Inventory any goods that are in transit from a Borrowing Base Contributor to a customer of such Borrowing Base Contributor or another Borrowing Base Contributor), (iv) “fuel” or “gasoline” for operational use by such Borrowing Base Contributor, (v) goods which constitute forms or casting patterns used in the production of pre-cast concrete Inventory, (vi) goods which constitute personal computers (and equipment and supplies related thereto), (vii) spare parts used in maintenance of the Trucks, (viii) goods located, stored, used or held at the premises of a third party (excluding goods at customer locations so long as the aggregate amount thereof does not exceed $500,000 at any time) unless (1)(A) the Administrative Agent shall have received a Collateral Access Agreement or (B) in the case of Inventory located at a leased premises, a Reserve of three months’ rent shall have been established with respect thereto and (2) an appropriate UCC-1 financing statement shall have been properly filed or (ix) Aggregates located at the site of extraction unless an appropriate UCC-1 financing statement or Mortgage in favor of the Administrative Agent complying with Section 9-502 of the UCC as to as-extracted collateral shall have been properly filed in the real property records.  In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, the Borrower shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.

“Eligible Trucks” means the Trucks of each of the Borrowing Base Contributors (a) that are owned solely by such Borrowing Base Contributor, (b) with respect to which the Administrative Agent has a valid, perfected and enforceable first-priority Lien, subject only to Customary Permitted Liens, (c) with respect to which no covenant, representation or warranty contained in any Loan Document has been breached, (d) that are not, in the Administrative Agent’s Permitted Discretion, obsolete, unmerchantable, defective or otherwise unusable and are in good working order, condition and repair (ordinary wear and tear excepted), (e) are evidenced by a certificate of title in the name of a Borrowing Base Contributor and in the possession of the Administrative Agent or the Servicer, (f) are properly registered in the name of a Borrowing Base Contributor in one of the states of the United States and all registration fees then due for such Truck have been paid, (g) the Administrative Agent’s Lien is noted on the certificate of title therefor, (h) are currently licensed for commercial use in the United States and are in compliance with all applicable motor vehicle laws, (i) are insured by the Borrowing Base Contributors pursuant to the terms of this Agreement and (j) that the Administrative Agent deems to be Eligible Trucks in its Permitted Discretion.  Trucks which would otherwise be eligible pursuant to the foregoing criteria but which were not owned by a Borrowing Base Contributor on the date of the most recent Appraisal delivered to the Administrative Agent shall only become “Eligible Trucks” on the last day of any fiscal month during which (or after) such Truck is (or was) acquired by such Borrowing Base Contributor.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to public or worker health and safety regarding exposure to Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other binding consensual arrangement pursuant to which liability is assumed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest; provided, however, that (i) no portion of the Senior Notes shall be deemed Equity Interests until and only to the extent such portion of any of the Senior Notes is converted into common stock of the Borrower and (ii) any other instruments evidencing Indebtedness convertible into or exchangeable for common stock of the Borrower will be deemed Indebtedness, and not Equity Interests, until the exchange or conversion thereof.

“Equity Issuance” means the issuance or sale of any Equity Interests by the Borrower or any Subsidiary of the Borrower of Equity Interests of the Borrower or any Subsidiary of the Borrower, as applicable, to any Person other than the Borrower or any Subsidiary of the Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any written notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Collateral” means (a) the Stock of the Excluded Joint Venture (the “Excluded JV Equity”), (b) the assets owned by the Excluded Joint Venture (the “Excluded JV Assets”), (c) any Real Property (other than Material Real Property) and leasehold interests in the Real Property except solely as may be necessary to perfect and enforce the Administrative Agent’s Lien in any as-extracted collateral and (d) property and assets excluded pursuant to the terms of the Security Agreement.

“Excluded Issuances” shall mean an issuance and sale of Equity Interests of Borrower (a) to directors, officers, or employees of Borrower or its Subsidiaries, (b) to finance capital expenditures or any Permitted Acquisitions or other Investments pursuant to Section 6.04(t) or (c) pursuant to the terms of convertible Indebtedness.

“Excluded Joint Venture” means Superior Materials Holdings LLC and its direct and indirect subsidiaries.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(f), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a) and (d) any U.S. Federal withholding Taxes imposed by FATCA.

“Existing Letters of Credit” means those letters of credit described on Schedule 2.06 hereto.

“FATCA” means Sections 1471 through 1474 of the Code and any regulations or official interpretations thereof.

“FCCR Test” means, for any trailing twelve month period ending September 30, 2011 or the last day of any calendar month thereafter, a Fixed Charge Coverage Ratio that is equal to or greater than 1.0 to 1.0, as evidenced by the Borrower’s financial statements delivered to the Administrative Agent for the fiscal quarter ending September 30, 2011 or for any calendar month thereafter.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief executive officer, chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of the Borrower.

“Fixed Charges” means, with reference to any period, without duplication, cash Interest Expense, plus prepayments (other than prepayments of the Revolving Loans which do not result in a permanent reduction in the Commitments and Indebtedness permitted under Section 6.01(e) required in connection with any disposition or casualty of assets financed and securing such Indebtedness, which prepayments of such Permitted Indebtedness shall be in an amount not to exceed the Net Proceeds received as a result of such disposition or casualty event) and scheduled principal payments on Indebtedness made during such period, plus expense for taxes paid in cash, plus dividends or distributions paid in cash to a Person other than such Person and its Subsidiaries, plus Capital Lease Obligation payments, plus cash contributions to any Plan to the extent not reflected in Net Income, all calculated for the Borrower and its Subsidiaries on a consolidated basis; provided, that Fixed Charges shall exclude the financed portion of all third-party financed capital expenditures.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) EBITDA minus the unfinanced portion of Net Capital Expenditures to (b) Fixed Charges, all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Payee” means any Payee that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code.

“Funding Account” has the meaning assigned to such term in Section 4.01(h).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee of any guaranteeing Person shall be deemed to be the lower of (A) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (B) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing Person’s maximum reasonably anticipated liability (assuming such Person is required to perform) in respect thereof as determined by such Person in good faith.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Hazardous Materials”  means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business and accrued expenses or amounts owed by such Person to employees or officers of such Person in the ordinary course of business as compensation for services rendered), (f) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others as described in clauses (a) through (f) and (h) through (l) hereof, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) earn-out obligations to the extent such obligations are liquidated in amount and (l) any other Off-Balance Sheet Liability.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  Notwithstanding anything to the contrary contained here, “Indebtedness” shall not include the amount of Indebtedness which is non-recourse to the obligor thereunder or to such Person or for which recourse is limited to an identified asset shall be equal to the lesser of (i) the amount of such obligation and (ii) the fair market value of such asset.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Initial Availability Block Period” means the period commencing on the Effective Date and continuing to but excluding the date of delivery of financial statements for the fiscal quarter ended September 30, 2011.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the date hereof by and among the Administrative Agent, the Notes Agent and the Loan Parties.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07.

“Interest Expense” means, with reference to any period, total interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period as interest expense in accordance with GAAP), calculated on a consolidated basis for the Borrower and its Subsidiaries for such period in accordance with GAAP.

“Interest Payment Date” means with respect to any CBFR Loan (other than a Swingline Loan) or Eurodollar Loan, the first Business Day of each calendar month and the Maturity Date.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” has the meaning assigned to such term in the Security Agreement.

“Investment” has the meaning assigned to such term in Section 6.04.

“Issuing Bank” means Chase, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i).  The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joinder Agreement” has the meaning assigned to such term in Section 5.11.

“Land” of any Person means all of those plots, pieces or parcels of land now owned, leased or hereafter acquired or leased or purported to be owned, leased or hereafter acquired or leased (including, in respect of the Loan Parties, as reflected in the most recent financial statements of the Borrower) by such Person, including, without limitation, any quarries.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of Commercial LC Exposure and Standby LC Exposure.  The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lead Arrangers” means J.P. Morgan Securities Inc. and Wells Fargo Capital Finance, LLC.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to the Agreement, any Letter of Credit applications, the Collateral Documents, the Loan Guaranty, the Service Agreement, the Intercreditor Agreement and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with the Agreement or the transactions contemplated thereby.  Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.  In no event shall any document, instrument or agreement (including any Swap Agreement) governing any Banking Services, Banking Services Obligations or Swap Obligations constitute a Loan Document.

“Loan Guarantor” means each Loan Party (other than the Borrower).

“Loan Guaranty” means Article X of this Agreement.

“Loan Parties” means the Borrower, the Borrower’s Subsidiaries and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement and their successors and assigns.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans, Overadvances and Protective Advances.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, performance or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under the Loan Documents to which it is a party, (c) the Collateral (other than solely by reason of any reduction in the market value thereof), or the Administrative Agent’s Liens (on behalf of itself and the Lenders) on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Administrative Agent, the Issuing Bank or the Lenders thereunder.

“Material Agreements” has the meaning assigned to such term in Section 3.12.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $2,500,000.  For purposes of determining Material Indebtedness, the “obligations” of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be, after taking into account the effect of any netting agreements relating to such Swap Agreement, (a) for any date on or after the date such Swap Agreement has been closed out and the termination value determined in accordance therewith, such termination value, and (b) for any date prior to the date referenced in clause (a), the amount determined as the mark-to-market value for such Swap Agreement, as determined based upon the maximum aggregate amount that the Borrower or such Subsidiary would be required to pay if such Swap Agreement was terminated based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreement.

 “Material Real Property” means each parcel of Real Property with a net book value equal to or greater than $700,000.

“Maturity Date” means August 31, 2014 or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Maximum Liability” has the meaning assigned to such term in Section 10.10.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, on Real Property of a Loan Party, including any amendment, modification or supplement thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Capital Expenditures” means, for any period an amount equal to (a) Capital Expenditures of the Borrower and its Subsidiaries on a consolidated basis minus (b) the net cash proceeds (as reported in the Borrower’s cash flow statement) and/or trade-in allowance received by the Borrower and its Subsidiaries on a consolidated basis that are attributed solely to that portion of any asset sale involving property, plant or equipment and are not required to be applied to the prepayment of the Senior Notes or deposited, other than on a temporary basis, in the Asset Sales Proceeds Account (as defined in the Senior Notes Agreement).

“Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Net Orderly Liquidation Value Inventory Rate” shall mean the orderly liquidation value (net of estimated costs and expenses incurred in connection with liquidation) of the Borrowing Base Contributors’ Eligible Inventory as a percentage of the value of such Eligible Inventory, which percentage shall be determined by the most recent Appraisal of such Inventory received by the Administrative Agent.

“Net Orderly Liquidation Value Of Eligible Trucks” means, as of any date of determination, the orderly liquidation value of the Eligible Trucks of the Borrowing Base Contributors, net of all estimated costs of liquidation thereof, which have been appraised pursuant to an Appraisal and are then owned by the Borrowing Base Contributors as determined by the most recent Appraisal of such Trucks received by the Administrative Agent.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, cash insurance proceeds and (iii) in the case of a condemnation or similar event, cash condemnation awards and similar payments, in each case net of (b) the sum of (i) all reasonable fees and out-of-pocket costs or expenses paid to third parties (other than Affiliates) in connection with such event (including, without limitation, attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith), (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves or escrows established to fund contingent liabilities (including indemnification obligations and purchase price adjustments) reasonably estimated to be payable and (iv) any amount required to be deposited in the Senior Notes Account pursuant to the terms of the Senior Notes Agreement, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Non-Paying Guarantor” has the meaning assigned to such term in Section 10.11.

“Non-Recourse Indebtedness” means Indebtedness:

(a)         as to which neither the Borrower nor any other Loan Party (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (ii) is directly or indirectly liable as a primary obligor, guarantor or otherwise, or (iii) constitutes the lender;

(b)         no default with respect to which would permit, upon notice, lapse of time or both, any holder of any other Indebtedness of the Borrower or any other Loan Party to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

(c)         as to which the Administrative Agent has determined in its sole discretion that the holder or holders of such Indebtedness will not have any recourse to the stock or assets of the Borrower or any other Loan Party except for Collateral that does not constitute Accounts or Inventory.

“Notes Agent” means U.S. Bank National Association in its capacity as noteholder collateral agent for the holders of the Senior Notes and its successors and permitted assigns in such capacity.

“Notes Priority Collateral” has the meaning assigned to such term in the Intercreditor Agreement.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent, the  Issuing Bank or any indemnified party arising under the Loan Documents.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Overadvance” has the meaning assigned to such term in Section 2.05.

“Participant” has the meaning set forth in Section 9.04.

“Paying Guarantor” has the meaning assigned to such term in Section 10.11.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition by the Borrower or any Loan Party in a transaction that satisfies each of the following requirements:

(a)         such Acquisition is not a hostile or contested Acquisition;

(b)          the business acquired in connection with such Acquisition is not engaged, directly or indirectly, in any line of business other than the businesses in which the Borrower or any Loan Party is engaged on the Effective Date and any business activities that are similar, related, incidental, complementary or corollary thereto or reasonable extension thereof;

(c)          both immediately before and immediately after giving effect to such Acquisition and the Loans (if any) requested to be made in connection therewith, each of the representations and warranties in the Loan Documents is true and correct in all material respects (except (i) any such representation or warranty which relates to a specified prior date, (ii) to the extent the Administrative Agent and the Lenders have been notified in writing by the Borrower that any representation or warranty is not correct and the Required Lenders have explicitly waived in writing compliance with such representation or warranty and (iii) that such materiality qualifier shall not be applicable to representations and warranties that are already qualified or modified by materiality in the text thereof);

(d)          as soon as available, but in any event sufficiently prior to such Acquisition to allow the Administrative Agent adequate time to review the information provided to the Lenders under clause (ii) below, for Acquisitions with a purchase price greater than $1,000,000, the Borrower shall provide the Administrative Agent (i) notice of such Acquisition and (ii) a copy of all business and financial information reasonably requested by the Administrative Agent including pro forma financial statements, statements of cash flow, and Availability projections;

(e)          prior to inclusion of the Accounts, Inventory and Trucks acquired in connection with such Acquisition in the determination of the Borrowing Base, the Administrative Agent shall have conducted an Appraisal of such Inventory and, if reasonably requested by the Administrative Agent, of such Trucks and an audit and field examination of such Accounts to its satisfaction, any applicable Reserves have been established, and all appropriate lien filings and collateral documentation have been duly completed, executed and delivered to the Administrative Agent, in each case, to the extent required by, and in accordance with, the Loan Documents;

(f)           if such Acquisition is an Acquisition of the Equity Interests of a Person, such Acquisition (i) is structured so that the acquired Person shall become a wholly-owned subsidiary of a Loan Party pursuant to the terms of this Agreement, and (ii) will not result in any violation of Regulation U;

(g)          Borrower or any Loan Guarantor shall not, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could reasonably be expected to have a Material Adverse Effect;

(h)          in connection with an Acquisition of the Equity Interests in any Person, all Liens on property of such Person shall be terminated unless permitted pursuant to the Loan Documents, or the Administrative Agent in its Permitted Discretion consents otherwise, and in connection with an Acquisition of the assets of any Person, all Liens on such assets shall be terminated unless permitted pursuant to the Loan Documents;

(i)           for any Acquisition consummated on or after October 1, 2011, the Fixed Charge Coverage Ratio (after giving effect to such Acquisition) shall be greater than or equal to 1.0 to 1.0 for the most recent trailing twelve month period (calculated on a Pro Forma Basis) (including synergies and other costs savings which are demonstrated and verifiable to the satisfaction of the Administrative Agent)) and assuming that for purposes of calculating such Fixed Charge Coverage Ratio for such period, such Acquisition and any Indebtedness and related interest expense incurred in connection therewith occurred on the first day of such applicable period;

(j)           the Borrower shall certify (and provide the Administrative Agent with projected calculations in form and substance reasonably satisfactory to the Administrative Agent), on its behalf and on behalf of the Loan Parties, to the Administrative Agent and the Lenders that, immediately after giving effect to the completion of such Acquisition, Availability will not be less than $15,000,000 if there is an Availability Block in effect, or $25,000,000 if there is no Availability Block in effect, such Availability in each case to be determined (assuming all past due accounts payable of the Loan Parties have been paid in full in cash);

(k)          the gross purchase price for all Acquisitions permitted hereby shall not exceed $5,000,000 per year or $15,000,000 in the aggregate (excluding any portion of a purchase price paid with (i) the cash proceeds received from an Equity Issuance made after the Effective Date, (ii) Equity Interests of the Borrower or (iii) Non-Recourse Indebtedness in an amount not to exceed $10,000,000, provided that the purchase price paid pursuant to the foregoing clauses (i), (ii) and (iii) shall not exceed $50,000,000 in the aggregate and may not consist of proceeds from any convertible debt); and

(l)           no Default or Event of Default exists or would result therefrom.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Investments” means:

(a)          direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)          investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)          investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)          fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)          money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Event” means:

(a)         any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Loan Party, other than dispositions described in Section 6.05(a), (b), (c), (d), (e), (except as provided in clause (b) below) (f), (h), (j), (k) or (m); or

(b)         any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party, with a fair market value immediately prior to such event equal to or greater than $500,000; or

(c)         the issuance by the Borrower of any Equity Interests, or the receipt by the Borrower of any capital contribution, other than any Excluded Issuances; or

(d)         the incurrence by any Loan Party of any Indebtedness, other than Indebtedness permitted under Section 6.01.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Chase as its prime rate at its offices at 270 Park Avenue in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Basis” means, whenever pro forma effect is to be given to any Permitted Acquisition, all components of such calculations shall be adjusted to include or exclude, as the case may be, without duplication, such components of such calculations attributable to any business or assets that have been acquired by the Borrower or any of its Subsidiaries (including through Permitted Acquisitions) after the first day of the applicable period of determination and prior to the end of such period and made on a basis that is consistent with Article 11 of Regulation S-X under the Securities Act and shall include, for the avoidance of doubt, synergies, operating improvements, operating expense reductions and other cost savings to the extent allowable, calculated in accordance with Article 11 of Regulation S-X under the Securities Act and is in a manner reasonably acceptable to the Administrative Agent.

“Projections” has the meaning assigned to such term in Section 5.01(f).

“Protective Advance” has the meaning assigned to such term in Section 2.04.

“Real Property” of any Person means the fee owned Land of such Person, together with the right, title and interest of such Person, if any, in and to the streets, the Land lying in the bed of any streets, roads or avenues, opened or proposed, in front of, the air space and development rights pertaining to the Land and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting the Land and all royalties and rights appertaining to the use and enjoyment of the Land, including all alley, vault, drainage, mineral, water, oil and gas rights, together with all of the buildings and other improvements now or hereafter erected on the Land and any fixtures appurtenant thereto.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Reorganization Plan” means that certain Joint Plan of Reorganization of U.S. Concrete, Inc., et al., Pursuant to Chapter 11 of the Bankruptcy Code dated July 27, 2010 (as amended, supplemented or modified from time to time).

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Borrowing Base Contributors from information furnished by or on behalf of the Borrowing Base Contributors, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Credit Exposure and unused Commitments representing more than 50% of the sum of the total Credit Exposure and unused Commitments at such time; provided that, as long as there are less than three (3) unaffiliated Lenders, Required Lenders shall mean all of the Lenders.

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, reserves for accrued and unpaid interest on the Secured Obligations, Banking Services Reserves, volatility reserves, reserves for rent at locations leased by any Loan Party and for consignee’s, warehousemen’s and bailee’s charges, reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for vehicle licenses, registration fees and other permits, reserves for Swap Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation, reserves for accrued and unpaid professional fees incurred in connection with the Reorganization Plan and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party with responsibility for the administration of the obligations of such entity in respect of this Agreement.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit, Protective Advances, Overadvances and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.  The initial aggregate amount of the Lenders’ Revolving Commitments is $75,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and (b) an amount equal to such Lender’s Applicable Percentage of the aggregate principal amount of Swingline Loans, Protective Advances and Overadvances outstanding at such time.

“Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01(a).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Secured Parties” means the Lenders, the Issuing Bank, the Administrative Agent and any other holder of any Secured Obligation.

“Secured Obligations” means all Obligations, together with all (a) Banking Services Obligations and (b) Swap Obligations owing to one or more Lenders or their respective Affiliates (which, in the case of an Affiliate of a Lender, are or were incurred during the period in which such Lender is a Lender); provided that at or prior to the time that any transaction relating to such Swap Obligation is executed, the Lender party thereto (other than Chase) shall have delivered written notice to the Administrative Agent that such a transaction has been entered into and that it constitutes a Secured Obligation entitled to the benefits of the Collateral Documents.

“Security Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, between the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated or otherwise modified from time to time.

“Senior Notes” means the $55,000,000 in principal amount of senior secured convertible notes issued on or about the Effective Date in a private placement pursuant to Section 4(2) and Regulation D of the Exchange Act.

“Senior Notes Account” means the “Asset Sale Proceeds Account” as defined in the Senior Notes Agreement.

“Senior Notes Agreement” means that certain Indenture by and among the Notes Agent, the Trustee, the Loan Parties and the purchasers of the Senior Notes.

“Senior Notes Documents” means the Senior Notes Agreement and the “Note Documents” under and as defined in the Senior Notes Agreement.

“Service Agreement” means that certain Service Agreement dated as of the Effective Date between the Administrative Agent and the Servicer relating to the certificates of title for those Trucks included in the Borrowing Base Collateral.

“Servicer” means On The Go Transportation Services, Inc.

“Settlement” has the meaning assigned to such term in Section 2.05(d).

“Settlement Date” has the meaning assigned to such term in Section 2.05(d).

“Standby LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding standby Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements relating to standby Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time.  The Standby LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Standby LC Exposure at such time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Administrative Agent.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of the Borrower or a Loan Party, as applicable; provided that the Excluded Joint Venture shall not be a “Subsidiary” with respect to any Person.

“Supermajority Revolving Lenders” means, at any time, Lenders, other than Defaulting Lenders, having Revolving Exposure and unused Revolving Commitments representing more than 75% of the sum of the total Revolving Exposure and unused Revolving Commitments at such time.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Swingline Exposure” means, at any time, the sum of the aggregate undrawn amount of all outstanding Swingline Loans at such time.  The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder and any successor thereto.

“Swingline Loan” has the meaning assigned to such term in Section 2.05(a).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Trucks” means, with respect to each Borrowing Base Contributor, the ready-mix concrete trucks and the mixing drums affixed thereto owned by such Borrowing Base Contributor.

“Trustee” means U.S. Bank National Association in its capacity as trustee for the holders of the Senior Notes and its successors and permitted assigns in such capacity.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the CB Floating Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unfunded Pension Liability” means, with respect to the Borrower or any of its ERISA Affiliates at any time, the sum of (a) the amount, if any, by which the present value of all accrued benefits under each Plan exceeds the fair market value of all assets of such Plan allocable to such benefits in accordance with Title IV of ERISA, as determined as of the most recent valuation date for such Plan using the actuarial assumptions pursuant to Section 412 of the Code or Section 302 of ERISA in effect under such Plan, (b) the aggregate amount of withdrawal liability that could be assessed under Section 4063 with respect to each Plan subject to such section, separately calculated for each such Plan as of its most recent valuation date and (c) for a period of five years following a transaction reasonably likely to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by the Borrower, any of its Subsidiaries or any ERISA Affiliate as a result of such transaction.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is:  (a) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (b) any other obligation (including any guarantee) that is contingent in nature at such time; or (c) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Withdrawal Liability” means, with respect to the Borrower or any of its Subsidiaries or any ERISA Affiliate of the Borrower or any of its Subsidiaries at any time, the liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, the terms “complete” or “partial” withdrawal of which are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower, any Loan Party or the Administrative Agent.

Section 1.02      Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

Section 1.03      Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified, renewed or extended (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (f) all references to “knowledge” of any Loan Party means the actual knowledge of any Responsible Officer of such Loan Party and (g) references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law (including by succession of comparable successor laws).

Section 1.04      Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until  such notice shall have been withdrawn or such provision  amended in accordance herewith.

Section 1.05       Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

Section 1.06       Timing of Payment of Performance.

When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.07       Certifications.

All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such person in his or her capacity solely as an officer or a representative of such Loan Party, on such Loan Party’s behalf and not in such Person’s individual capacity.

ARTICLE II

The Credits

Section 2.01      Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make (a) Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (ii) the total Revolving Exposures exceeding (x) the lesser of the total Revolving Commitments or the Borrowing Base, minus (y) the Availability Block, subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances and Overadvances pursuant to the terms of Section 2.04 and Section 2.05.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans without premium or penalty.

Section 2.02      Loans and Borrowings.  (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.  Any Protective Advance, any Overadvance and any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04 and Section 2.05.

(b)        Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of CBFR Loans or Eurodollar Loans as the Borrower may request in accordance herewith, provided that all Borrowings made on the Effective Date must be made as CBFR Borrowings but may be converted into Eurodollar Borrowings in accordance with Section 2.08. Each Swingline Loan shall be a CBFR Loan.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and shall be subject to Section 2.19.

(c)         At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000.  CBFR Revolving Borrowings may be in any amount.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of six Eurodollar Borrowings outstanding.

(d)          Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03        Requests for Revolving Borrowings.  To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request either in writing (delivered by hand, facsimile or electronic transmission) in a form approved by the Administrative Agent and signed by the Borrower or by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m. three Business Days before the date of the proposed Borrowing or (b) in the case of a CBFR Borrowing (other than a Swingline Loan for which the deadline will be 1:00 p.m. rather than noon), not later than noon on the date of the proposed Borrowing; provided that any such notice of a CBFR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 11:00 a.m. on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:

(i)           the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(ii)          the date of such Borrowing, which shall be a Business Day;

(iii)         whether such Borrowing is to be a CBFR Borrowing or a Eurodollar Borrowing; and

(iv)         in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be a CBFR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04         Protective Advances.  (a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrower and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation), to make Loans to the Borrower, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrower pursuant to the terms of this Agreement to the extent then due, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that, the aggregate principal amount of Protective Advances and Overadvances outstanding at any time shall not at any time exceed $7,500,000; provided further that, the aggregate principal amount of outstanding Protective Advances plus the aggregate Revolving Exposure shall not exceed the aggregate Revolving Commitments.  Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied.  The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral pursuant to the Loan Documents and shall constitute Secured Obligations hereunder.  All Protective Advances shall be CBFR Borrowings.  The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders.  Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s and Borrower’s receipt thereof.  At any time that there is sufficient Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance.  At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).

(b)           Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage.  From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

Section 2.05         Swingline Loans and Overadvances.  (a) The Administrative Agent, the Swingline Lender and the Revolving Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower requests a CBFR Borrowing, the Swingline Lender may elect to have the terms of this Section 2.05(a) apply to such Borrowing Request by advancing, on behalf of the Revolving Lenders and in the amount requested, same day funds to the Borrower on the applicable Borrowing date to the Funding Account (each such Loan made solely by the Swingline Lender pursuant to this Section 2.05(a) is referred to in this Agreement as a “Swingline Loan”), with settlement among them as to the Swingline Loans to take place on a periodic basis as set forth in Section 2.05(d).  Each Swingline Loan shall be subject to all the terms and conditions applicable to other CBFR Loans funded by the Revolving Lenders, except that all payments thereon shall be payable to the Swingline Lender solely for its own account. In addition, the Borrower hereby authorizes the Swingline Lender to, and the Swingline Lender shall, subject to the terms and conditions set forth herein (but without any further written notice required), not later than 4:30 p.m. on each Business Day, make available to the Borrower by means of a credit to the Funding Account, the proceeds of a Swingline Loan to the extent necessary to pay items to be drawn on any Controlled Disbursement Account that day (as determined based on notice from the Administrative Agent).  The aggregate amount of Swingline Loans outstanding at any time shall not exceed $7,500,000.  The Swingline Lender shall not make any Swingline Loan if the requested Swingline Loan exceeds Availability (before giving effect to such Swingline Loan).  All Swingline Loans shall be CBFR Borrowings.

(b)          Any provision of this Agreement to the contrary notwithstanding, at the request of the Borrower, the Administrative Agent may in its sole discretion (but with absolutely no obligation), make Revolving Loans to the Borrower, on behalf of the Revolving Lenders, in amounts that exceed Availability (any such excess Revolving Loans are herein referred to collectively as “Overadvances”); provided that, no Overadvance shall result in a Default due to Borrower’s request for such Overadvance or failure to repay unless then due in accordance with this Section 2.05 for so long as such Overadvance remains outstanding in accordance with the terms of this paragraph, but solely with respect to the amount of such Overadvance.  In addition, Overadvances may be made even if the condition precedent set forth in Section 4.02(c) has not been satisfied.  All Overadvances shall constitute CBFR Borrowings.  The authority of the Administrative Agent to make Overadvances is limited to the extent that the aggregate principal amount of Protective Advances and Overadvances outstanding at any time shall not at any time exceed $7,500,000; provided that, each Overadvance shall mature and be due on the earlier of the Maturity Date, demand by the Administrative Agent and thirty days after such Overadvance is made, and no Overadvance shall cause any Revolving Lender’s Revolving Exposure to exceed its Revolving Commitment; further provided, that the Required Lenders may at any time revoke the Administrative Agent’s authorization to make Overadvances.  Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.

(c)          Upon the making of a Swingline Loan or an Overadvance by the Administrative Agent (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan or Overadvance), each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender or the Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such Swingline Loan or Overadvance in proportion to its Applicable Percentage of the Revolving Commitment.  The Swingline Lender or the Administrative Agent may, at any time, require the Revolving Lenders to fund their participations. From and after the date, if any, on which any Revolving Lender is required to fund its participation in any Swingline Loan or Overadvance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Loan.

(d)          The Administrative Agent, on behalf of the Swingline Lender, shall request settlement (a “Settlement”) with the Revolving Lenders on at least a weekly basis or on any date that the Administrative Agent elects, by notifying the Revolving Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 12:00 p.m. on the date of such requested Settlement (the “Settlement Date”).  Each Revolving Lender (other than the Swingline Lender, in the case of the Swingline Loans) shall transfer the amount of such Revolving Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 2:00 p.m. on such Settlement Date.  Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied.  Such amounts transferred to the Administrative Agent shall be applied against the amounts of the Swingline Lender’s Swingline Loans and, together with Swingline Lender’s Applicable Percentage of such Swingline Loan, shall constitute Revolving Loans of such Revolving Lenders, respectively.  If any such amount is not transferred to the Administrative Agent by any Revolving Lender on such Settlement Date, the Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.07.

Section 2.06         Letters of Credit.

(a)          General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account or for the benefit of the other Loan Parties, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  All Existing Letters of Credit shall be deemed to have been issued pursuant to this Section 2.06, and from and after the Effective Date shall be subject to and governed by the terms and conditions hereof.

(b)          Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (prior to 11:00 am at least three Business Days prior to the requested date of issuance, amendment, renewal or extension (or such shorter time period approved by the Issuing Bank in its reasonable discretion)) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $30,000,000, and (ii) the total Revolving Exposures shall not exceed (A) the lesser of the total Revolving Commitments and the Borrowing Base, minus (B) the Availability Block.

(c)          Expiration Date.  Except for an Auto-Extension Letter of Credit, each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d)          Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)          Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 2:00 p.m. on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m. on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 2:00 p.m. on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 11:00 a.m. on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with a CBFR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting CBFR Revolving Borrowing or Swingline Loan.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of CBFR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)           Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder (other than payment or performance).  Neither the Administrative Agent, the Revolving Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)           Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement in accordance with the terms herein.

(h)           Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to CBFR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)           Replacement of the Issuing Bank.  The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement to the extent such Letters of Credit remain outstanding, but shall not be required to issue additional Letters of Credit.

(j)           Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives written notice from the Administrative Agent or the Required  Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account for the benefit of the Borrower.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations in accordance with Section 2.18.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence and continuance of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all such Events of Default have been cured or waived.

(k)           Auto-Extension Letters of Credit.  If the Borrower so requests in respect of a standby Letter of Credit, the Issuing Bank shall agree to issue a standby Letter of Credit that has provisions that automatically extend the expiry date of such standby Letter of Credit for successive periods of up to twelve months (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Bank to prevent any such extension at least once in each twelve month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Auto-Extension Letter of Credit is issued.  Unless otherwise directed by the Issuing Bank, the Borrower shall not be required to make a specific request to the relevant Issuing Bank for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the extension of such Auto-Extension Letter of Credit at any time to an expiry date that is not later than the earlier of twelve months after issuance or five (5) Business Days prior to the Maturity Date; provided that the Issuing Bank (A) shall not be required to permit any such extension if the Issuing Bank has determined that it would have no obligation at such time to issue such Auto-Extension Letter of Credit in its extended form under the terms hereof, and (B) shall not permit any such extension if it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date from the Administrative Agent, the Required Lenders or the Borrower that one or more of the applicable conditions specified in Section 4.01 is not then satisfied or waived.

Section 2.07          Funding of Borrowings.  (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m. to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that, Swingline Loans shall be made as provided in Section 2.05. Subject to clause (b) of this Section, the Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the Funding Account; provided that CBFR Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank and (ii) a Protective Advance or an Overadvance shall be retained by the Administrative Agent.

(b)           Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to CBFR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.08          Interest Elections.  (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Loans, Overadvances or Protective Advances, which may not be converted or continued.

(b)           To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or electronic transmission to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)           Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)           the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)          the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)         whether the resulting Borrowing is to be a CBFR Borrowing or a Eurodollar Borrowing; and

(iv)         if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)           Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a CBFR Borrowing.  Notwithstanding any contrary provision hereof, if a Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as a Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to a CBFR Borrowing at the end of the Interest Period applicable thereto.

Section 2.09        Termination and Reduction of Commitments.  (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b)           The Borrower may at any time terminate the Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon and on any Letters of Credit, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or at the discretion of the Administrative Agent a back up standby letter of credit satisfactory to the Administrative Agent) equal to 105% of the LC Exposure as of such date), (iii) the payment in full of the accrued and unpaid fees, and (iv) the payment in full of all reimbursable expenses and other Obligations then due and owing together with accrued and unpaid interest thereon, if any.

(c)           Subject to Section 2.16, the Borrower may from time to time reduce the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrower shall not reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the sum of the Revolving Exposures would exceed (A) the lesser of the total Revolving Commitments and the Borrowing Base, minus (B) the Availability Block.

(d)           The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) or (c) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other events, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.10          Repayment of Loans; Evidence of Debt.  (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date,(ii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent, and (iii) to the Administrative Agent the then unpaid principal amount of each Overadvance on the earlier of the Maturity Date, demand by the Administrative Agent and the 30th day after such Overadvance is made.

(b)           On each Business Day, the Administrative Agent shall apply all funds credited to the Collection Account on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available), first to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, second to prepay the Revolving Loans and third to cash collateralize outstanding LC Exposure, in each case without a permanent commitment reduction.

(c)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e)           The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f)           Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall promptly prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and Borrower.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.11          Prepayment of Loans.  (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part without premium or penalty, subject to prior notice in accordance with paragraph (d) of this Section.

(b)           In the event and on such occasion that the total Revolving Exposure exceeds (x) the lesser of (i) the aggregate Revolving Commitments or (ii) the Borrowing Base, except for Overadvances permitted under Section 2.05, minus (y) the Availability Block, the Borrower shall prepay the Revolving Loans, LC Exposure and/or Swingline Loans in an aggregate amount equal to such excess.

In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party in respect of any Prepayment Event, the Borrower shall, immediately after such Net Proceeds are received by any Loan Party and subject to the terms, conditions and provisions of the Intercreditor Agreement, prepay the Obligations as set forth in Section 2.11(c) below in an aggregate amount equal to 100% of such Net Proceeds without a corresponding commitment reduction, provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, any Net Proceeds attributable to Notes Priority Collateral shall be applied in accordance with the Senior Notes Documents or, if the Senior Notes (or any replacement or refinancing thereof) are no longer outstanding, any Net Proceeds attributable to Real Property, equipment or any tangible assets (excluding Inventory) shall be applied by the Administrative Agent to reduce the outstanding principal balance of the Revolving Loans (without a permanent reduction of the Revolving Commitment) and upon such application, the Administrative Agent may, in the case of any event described in clause (b) of the definition of the term “Prepayment Event”,  establish a Reserve against the Borrowing Base in an amount not greater than the amount of such proceeds so applied to cover the costs of repair, restoration or replacement.

(c)           All such amounts pursuant to Section 2.11(c) shall be applied, first to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, and second to prepay the Revolving Loans without a corresponding reduction in the Revolving Commitment and to cash collateralize outstanding LC Exposure.  Subject to the terms, conditions and provisions of the Intercreditor Agreement, if the precise amount of insurance or condemnation proceeds allocable to Inventory as compared to equipment, fixtures and Real Property is not otherwise determined, the allocation and application of those proceeds shall be determined by the Administrative Agent, in its Permitted Discretion.

(d)           The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) or electronic transmission of any prepayment hereunder (i) in the case of a voluntary prepayment of a Eurodollar Revolving Borrowing, not later than 11:00 a.m. three Business Days before the date of prepayment, or (ii) in the case of a voluntary prepayment of an CBFR Revolving Borrowing, not later than 11:00 a.m. one Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09.  Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each voluntary partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

Section 2.12          Fees.  (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Unused Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Lenders’ Revolving Commitments terminate.  Accrued commitment fees shall be payable monthly in arrears on the first Business Day of each calendar month and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(b)           The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.20% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of each calendar month shall be payable monthly in arrears on the first Business Day of each calendar month following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(c)           The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)           The Borrower agrees to pay to the Lead Arrangers, for their respective accounts, fees payable in the amounts and at such times separately agreed upon between the Borrower and the Lead Arrangers.

(e)           All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders.  Fees paid shall not be refundable under any circumstances.

Section 2.13         Interest.  (a) The Loans comprising each CBFR Borrowing (including each Swingline Loan) shall bear interest at the CB Floating Rate plus the Applicable Margin.

(b)           The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)           Each Protective Advance and each Overadvance shall bear interest at the CB Floating Rate plus the Applicable Margin for Revolving Loans plus 2%.

(d)           Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender affected thereby” for reductions in interest rates), declare effective upon such notice that (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder.

(e)           Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a CBFR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)           All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the CB Floating Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed.  The applicable CB Floating Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14          Alternate Rate of Interest.  After the Effective Date, if prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)           the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)           the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, facsimile or electronic transmission as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as a CBFR Borrowing.

Section 2.15          Increased Costs.  (a) If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii)          impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)           If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)           A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16          Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth in reasonable detail, any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17          Taxes.  (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (each a “Payee”) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           The Borrower shall indemnify any Payee, within 15 Business Days after written demand therefor (including documentation reasonably supporting such request), for the full amount of any Indemnified Taxes or Other Taxes paid by such Payee, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that the Borrower shall not be required to compensate any Payee, for any Indemnified Taxes or Other Taxes incurred more than one hundred eighty (180) days prior to the date that such Payee notifies Borrower of such Indemnified Taxes or Other Taxes and of such Payee’s intention to claim compensation therefor; provided, further, that, if the circumstances giving rise to such Indemnified Taxes or Other Taxes is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Payee shall be conclusive absent manifest error.

(d)           Each Lender and the Issuing Bank shall indemnify the Borrower and the Administrative Agent, within 10 days after written demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and reasonable expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the Issuing Bank, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered to the Borrower or the Administrative Agent pursuant to Section 2.17(f).  Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the Issuing Bank, as the case may be, under this Agreement or any other Loan Document, against any amount due to the Administrative Agent under this Section 2.17(d).

(e)           Within 30 days after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)            Any Payee that is a "United States person" within the meaning of section 7701(a)(30) of the Code shall deliver to the Administrative Agent and the Borrower IRS Form W-9 or such other documentation or information prescribed by Applicable Law or reasonably requested by Administrative Agent or Borrower to determine whether such Payee is subject to backup withholding or information reporting requirements. Any Foreign Payee that is entitled to an exemption from United States withholding tax, or that is subject to such tax at a reduced rate under an applicable tax treaty, shall provide the Administrative Agent and the Borrower with two properly completed and duly executed originals of each of the following, as applicable: (i) Form W-8IMY (together with any applicable underlying IRS forms, documentation or certificates) or successor form, (ii) Form W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business) or any successor form, (iii) Form W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) or any successor form, (iv) in the case of a Foreign Payee claiming exemption under Sections 871(h) or 881(c) of the Code, a Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form or (v) any other applicable form, certificate or document prescribed by the IRS or any applicable law certifying as to such Foreign Payee’s entitlement to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Foreign Payee under the Loan Documents.  Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Foreign Payee are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Loan Parties and the Administrative Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.  In addition, if a payment made to a Payee under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Payee fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller and (B) other documentation reasonably requested by its Withholding Agent sufficient for the Withholding Agent to comply with its obligations under FATCA and to determine that such Payee has complied with such applicable reporting requirements.

(g)           If a Payee determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Payee and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Payee, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Payee in the event the Payee is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

Section 2.18         Payments Generally; Allocation of Proceeds; Sharing of Set-offs.  (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, Section 2.16 or Section 2.17, or otherwise) prior to 2:00 p.m. on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn Street, 22nd Floor, Chicago, Illinois (or such other location identified by the Administrative Agent to the Borrower in writing), except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Section 2.15, Section 2.16, Section 2.17 and Section 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b)           Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (C) amounts to be applied from the Collection Account (which shall be applied in accordance with Section 2.10(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Bank from the Borrower pursuant to the Loan Documents (other than in connection with Banking Services or Swap Obligations) pursuant to the Loan Documents, second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower (other than in connection with Banking Services or Swap Obligations), third, to pay interest due in respect of the Overadvances and Protective Advances, fourth, to pay the principal of the Overadvances and Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Overadvances and Protective Advances) ratably, sixth, to prepay principal on the Loans (other than the Overadvances and Protective Advances) and unreimbursed LC Disbursements ratably, seventh, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations, eighth, to payment of any amounts owing with respect to Banking Services and Swap Obligations, ninth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrower and tenth, the balance, if any, after all of the Secured Obligations have been paid in full, to the Borrower or as otherwise required by law. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan of a Class, except (A) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or (B) in the event, and only to the extent, that there are no outstanding CBFR Loans of the same Class and, in any such event, the Borrower shall pay the break funding payment required in accordance with Section 2.16.  The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c)           At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums then due and payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from the Collection Account.  The Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due and payable hereunder or any other amount due and payable under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans and Overadvances, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.03, Section 2.04 or Section 2.05, as applicable and (ii) the Administrative Agent to charge the Collection Account of the Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d)           If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation, in each case in accordance with the terms of this Agreement.

(e)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)            If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(e) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) deposit any such amounts in a segregated account as cash collateral for, and apply any such amounts to, any future funding obligations of such Lender under such Sections; application of amounts pursuant to (i) and (ii) above shall be made in such order a may be determined by the Administrative Agent in its discretion.

Section 2.19          Mitigation Obligations; Replacement of Lenders.

(a)           If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment promptly following written demand (including documentation supporting such demand).

(b)           If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank) to the extent required by Section 9.04, which consent shall not unreasonably be withheld, conditioned or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.20         Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)           fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)           the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;

(c)           if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)           all or any part of such Swingline Exposure and LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time; and

(ii)           if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following written notice by the Administrative Agent, (x) first, prepay such Swingline Exposure and (y) cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii)           if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to Section 2.20(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)           if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to Section 2.20(c), then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or

(v)           if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to Section 2.20(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated;

(d)           the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and Defaulting Lenders shall not participate therein); and

(e)           in the event and on the date that each of the Administrative Agent, the Borrower, the Issuing Bank and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the other Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans (other than Swingline Loans) of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

Section 2.21          Returned Payments.  If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender.  The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds.  The provisions of this Section 2.21 shall survive the termination of this Agreement.

ARTICLE III

Representations and Warranties

Each Loan Party represents and warrants to the Lenders that:

Section 3.01          Organization; Powers.  Each of the Loan Parties and its Subsidiaries is duly organized, validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02          Authorization; Enforceability.  The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders.  The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03          Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents and release existing Liens securing the DIP Credit Agreement, (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Subsidiaries, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries or its assets, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created pursuant to the Loan Documents and the Senior Notes Documents.

Section 3.04          Financial Condition; No Material Adverse Change.  (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2009, reported on by PricewaterhouseCoopers LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2010, certified by one of its Financial Officers.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)           No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since June 30, 2010.

Section 3.05          Properties.  (a) As of the Effective Date, Schedule 3.05 sets forth the address of each parcel of Real Property that is owned or leased by each Loan Party.  As of the Effective Date, each of the Loan Parties’ material leases and subleases is valid and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law) and is in full force and effect, and no default by any party to any such lease or sublease exists, except for any default which could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.  Each of the Loan Parties and its Subsidiaries has good and indefeasible title to, or valid leasehold interests in, or rights to, all its material real and personal property, free of all Liens other than those permitted by Section 6.02.

(b)           Each of the Loan Parties and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted, a correct and complete list of all trademark registrations and applications, patents and patent applications, and copyright applications and registrations owned by a Loan Party or any of its Subsidiaries, as of the date of this Agreement, is set forth on Schedule 3.05, and the use thereof by the Loan Parties and their respective Subsidiaries does not infringe in any material respect upon the rights of any other Person, and the Loan Parties’ rights thereto are not subject to any licensing agreement or similar arrangement.

Section 3.06          Litigation and Environmental Matters.  (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties or any of their Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b)           Except for the Disclosed Matters, (i) no Loan Party nor any of its Subsidiaries has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (ii) no Loan Party nor any of its Subsidiaries (A) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (B) has become subject to any Environmental Liability, in each case, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(c)             Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 3.07          Compliance with Laws and Agreements.  Each of the Loan Parties and their respective Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

Section 3.08          Investment Company Status.  No Loan Party nor any of its Subsidiaries is required to be registered as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.09          Taxes.  Except as set forth on Schedule 3.09, each of the Loan Parties and their respective Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) Taxes in respect of which the aggregate liability does not exceed $1,500,000.  Except as set forth on Schedule 3.09, as of the Effective Date, no tax liens have been filed and no claims are being asserted with respect to any such taxes that have not been discharged by the Reorganization Plan.

Section 3.10          ERISA. Except as set forth on Schedule 3.10:

(a)           No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

(b)           Neither Borrower nor any of the Borrower’s Subsidiaries or ERISA Affiliates has an Unfunded Pension Liability, except as could not reasonably be expected to have a Material Adverse Effect.

(c)           Neither Borrower nor any of the Borrower’s Subsidiaries or ERISA Affiliates has been assessed Withdrawal Liability except as could not reasonably be expected to have a Material Adverse Effect.

(d)           All Plans have been operated and administered in compliance with the Code, ERISA, and all applicable regulations promulgated thereunder, except as could not reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of fiduciary responsibilities with respect to any Plan except as could not reasonably be expected to have a Material Adverse Effect.

Section 3.11          Disclosure.  The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports, historical financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender pursuant to this Agreement or any other Loan Document (other than projections, budgets, estimates, forward looking information and general market data), as modified or supplemented by other information so furnished when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date (it being understood that projections are inherently uncertain and actual results may be materially different, and no assurance can be given that the projected results will be realized and such projections should not be viewed as a guarantee of performance).

Section 3.12          Material Agreements.  All material agreements and contracts (other than any agreement or instrument evidencing or governing Indebtedness) to which any Loan Party is a party or is bound as of the date of this Agreement and with which the failure to comply is reasonably likely to result in a Material Adverse Effect (the “Material Agreements”) are listed on Schedule 3.12.   No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Material Agreement to which it is a party.

Section 3.13          Solvency.  (a) Immediately after the consummation of the Transactions to occur on the Effective Date, (i) the fair value (measured on a going concern value) of the assets of the Borrower and its Subsidiaries, on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise of the Borrower and its Subsidiaries, on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise of the Borrower and its Subsidiaries, on a consolidated basis, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its Subsidiaries, on a consolidated basis, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted after the Effective Date.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(b)           No Loan Party intends to, or will permit any of its Subsidiaries to, and no Loan Party believes that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

Section 3.14          Insurance.  Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and the Subsidiaries as of the Effective Date.  As of the Effective Date, all premiums in respect of such insurance have been paid to the extent due.  The Borrower believes that the insurance maintained by or on behalf of the Borrower and the Subsidiaries is adequate.

Section 3.15          Capitalization and Subsidiaries.  Schedule 3.15 sets forth as of the Effective Date (a) a correct and complete list of the name and relationship to the Borrower of each and all of the Borrower’s Subsidiaries, (b) a true and complete listing of each class of each of the Borrower’s authorized Equity Interests, of which all issued shares are validly issued, outstanding, fully paid and non-assessable, and (c) the type of entity of the Borrower  and each of its Subsidiaries.  All of the issued and outstanding Equity Interests owned by any Loan Party has been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and non-assessable.

Section 3.16          Security Interest in Collateral.  The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, and when (i) financing statements and other filings, including, without limitation any short form intellectual property security agreements, fixture filings and other real estate filings, in appropriate form are filed in the appropriate offices in the case of Liens perfected by filing (provided, however, that additional filings may be necessary to perfect the Administrative Agent’s Lien on any intellectual property acquired after the date hereof), (ii) the Administrative Agent takes possession, control or assignment of the Collateral with respect to which a security interest may be perfected only by possession, control or assignment (which possession, control or assignment shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by each Collateral Document) or (iii) the Administrative Agent’s Lien on any Collateral represented by a certificate of title is noted (which notation shall be required to the extent set forth in the Collateral Documents) in the case of Liens perfected by notation, such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law), and having priority over all other Liens on the Collateral to the extent provided in the Intercreditor Agreement except in the case of (a) Customary Permitted Liens, Liens set forth on Schedule 6.02 and Liens permitted by Section 6.02(d) or (e), to the extent any such Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law or agreement, (b) Liens perfected only by possession, control or notation to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral and (c) Liens in favor of the Notes Agent in Notes Priority Collateral.  Notwithstanding the foregoing, nothing in the Loan Documents shall require any Loan Party to make any filings or take any actions to record or perfect the Administrative Agent’s Lien in any intellectual property outside of the United States.

Section 3.17          Employment Matters.  Except as set forth in Schedule 3.17, as of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of the Borrower, threatened.  The hours worked by and payments made to employees of the Loan Parties and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters.  Except as set forth in Schedule 3.17, all payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary.

Section 3.18          Common Enterprise.  The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party.  Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (a) successful operations of each of the other Loan Parties and (b) the credit extended by the Lenders to the Borrower hereunder, both in their separate capacities and as members of the group of companies.  Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

Section 3.19          Margin Regulations.  The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board), and no proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock in contravention of Regulation T, U or X of the Federal Reserve Board.

ARTICLE IV

Conditions

Section 4.01          Effective Date.  The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)           Credit Agreement and Loan Documents.  The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including the initial Borrowing Request, any promissory notes requested by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender and one or more written opinions of the Loan Parties’ counsel, addressed to the Administrative Agent, the Issuing Bank and the Lenders in form and substance (including local counsel opinions with regard to perfection of the Administrative Agent’s Lien in as-extracted collateral) reasonably satisfactory to the Administrative Agent.

(b)           Financial Statements and Projections.  The Lenders shall have received (i) audited consolidated financial statements of the Borrower for the 2009, 2008 and 2007 fiscal years, (ii) unaudited interim consolidated financial statements of Borrower for the fiscal month and quarter ended June 30, 2010, (iii) unaudited consolidated statement of operations of Borrower for the fiscal month ended July 31, 2010 and (iv) satisfactory (x) quarterly projections through December 31, 2011 and (y) annual projections through December 31, 2014.

(c)           Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates.  The Administrative Agent shall have received (i) a certificate on behalf of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization and each jurisdiction where the conduct of such Loan Party’s business activities or the ownership of its properties necessitates qualification, in each case as of a recent date.

(d)           No Default Certificate.  The Administrative Agent shall have received a certificate, signed by the chief financial officer or chief executive officer of the Borrower on behalf of each Loan Party, on the initial Borrowing date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct as of such date, and (iii) certifying any other factual matters as may be reasonably requested by the Administrative Agent.

(e)           Fees.  The Lenders and the Administrative Agent shall have received all fees then due and payable, and all reasonable out-of-pocket expenses for which invoices have been presented (including the reasonable fees and reasonable out-of-pocket expenses of legal counsel), on or before the Effective Date.  All such amounts will be paid with proceeds of the Senior Notes or proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Effective Date.

(f)           Lien Searches.  The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where the Loan Parties are organized or Material Real Property is located, and such search shall reveal no Liens on any of the assets of the Loan Parties except for (i) Liens permitted by Section 6.02 or (ii) Liens discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.

(g)           Pay-Off Letter.  The Administrative Agent shall have received a reasonably satisfactory pay-off letter for all loans under the DIP Credit Agreement to be repaid from the proceeds of the initial Borrowing and the Senior Notes, confirming that all Liens upon any of the property of the Loan Parties constituting Collateral will be terminated or released concurrently with such payment.

(h)          Funding Account.  The Administrative Agent shall have received a notice setting forth the deposit account of the Borrower (the “Funding Account”) to which the Lender is authorized by the Borrower to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(i)           [Reserved.]

(j)           Collateral Access and Control Agreements.  The Administrative Agent shall have received each (i) Collateral Access Agreement required to be provided pursuant to Section 4.13 of the Security Agreement and, to the extent not obtained, the Administrative Agent shall impose a rent or charges Reserve for each applicable location in accordance with the definition of Eligible Inventory; and (ii) Deposit Account Control Agreement required to be provided pursuant to Section 4.14 of the Security Agreement.

(k)          [Reserved.]

(l)           Borrowing Base Certificate.  The Lead Arrangers shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of a date specified by the Administrative Agent prior to the Effective Date with customary supporting documentation.

(m)          Closing Availability.  After giving effect to all Borrowings to be made on the Effective Date and the issuance of any Letters of Credit on the Effective Date and payment of all fees and expenses due hereunder, and with all of the Loan Parties’ indebtedness, liabilities, and obligations current, the Borrower’s Availability shall not be less than $23,500,000.

(n)          Pledged Stock; Stock Powers; Pledged Notes.  The Administrative Agent shall have confirmed that the Notes Agent has received the certificates representing the shares of Capital Stock pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and the Administrative Agent shall have received each promissory note (if any) pledged to the Administrative Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(o)          Filings, Registrations and Recordings.  Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.

(p)          [Reserved.]

(q)          Insurance.  The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 5.09 and Section 4.12 of the Security Agreement.

(r)           Letter of Credit Application.  The Administrative Agent shall have received a properly completed letter of credit application (whether standalone or pursuant to a master agreement, as applicable) if the issuance of a Letter of Credit (other than the Existing Letters of Credit) will be required on the Effective Date.  The Borrower shall have executed the Issuing Bank’s master agreement for the issuance of commercial Letters of Credit.

(s)           Tax Withholding.  The Administrative Agent shall have received a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party.

(t)           Third Party Consents and Approvals.  The Administrative Agent shall have received fully executed copies of all consents and approvals, if any, required to be obtained from any Governmental Authority or other Person (which in the case of non-Governmental Authorities is limited to material consents and approvals) in connection with the Transactions (including member and shareholder approvals, if any), each of which shall have been obtained on satisfactory terms and shall be in full force and effect.

(u)          Reorganization Plan. The Reorganization Plan shall be in form and substance reasonably acceptable to the Administrative Agent in all material respects and shall have been confirmed by a final order entered by the Bankruptcy Court (the “Confirmation Order”) in form and substance reasonably acceptable to the Administrative Agent in all material respects, which has not been stayed by the Bankruptcy Court or by any court having jurisdiction to issue such stay.  The Confirmation Order shall have been entered upon proper notice to all parties to be bound by the Reorganization Plan, all as may be required by the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, order of the Bankruptcy Court, and any applicable local bankruptcy rules.  Moreover, (i) the time to appeal the Confirmation Order or to seek review, rehearing or certiorari with respect to the Confirmation Order must have expired, (ii) unless otherwise waived by the Administrative Agent, no appeal or petition for review, rehearing or certiorari with respect to the Confirmation Order may be pending and (iii) the Confirmation Order must otherwise be in full force and effect.  The effective date of the Reorganization Plan shall have occurred or shall occur substantially concurrently with the Effective Date.

(v)          Notes.  (i) Each Loan Party shall have executed and delivered definitive financing documentation with respect to the Senior Notes (including the Intercreditor Agreement), on terms reasonably satisfactory to the Administrative Agent and Lead Arrangers; and

(ii)           the conditions to the effectiveness of the documentation governing the Senior Notes shall have been satisfied or waived on terms reasonably satisfactory to the Administrative Agent, and concurrently the Borrower shall have received at least $55,000,000 in gross cash proceeds from the issuance of the Senior Notes.

(w)          Pro Forma Balance Sheets.  The Administrative Agent and the Lenders shall have received a pro forma consolidated balance sheet of the Borrower as at the date of the most recent balance sheet delivered pursuant to clause (b) above prepared to give effect to the consummation of the funding of the initial Loans and the issuance of the Senior Notes as if such funding and issuance had occurred on such date or on the first day of such period, as applicable, and consistent in all material respects with information previously provided by the Borrower.

(x)           Appraisals.  The Administrative Agent shall have received asset appraisals of the Inventory and Trucks, which appraisals shall be in form and substance satisfactory to the Administrative Agent.

(y)          Field Examinations.  The Administrative Agent shall have received updated field examinations and audits requested by it in connection with the Transactions, with respect to the Borrowing Base Collateral and such other information or materials as the Administrative Agent shall include within the scope of such field examination and audit, all of which shall be in form and substance satisfactory to the Administrative Agent.

(z)           Corporate Structure.  The Lead Arrangers shall be reasonably satisfied in their sole judgment with the corporate (or other organizational) structure, capital structure, other material debt instruments, material Accounts and governing documents of the Loan Parties.

(aa)         Patriot Act.  The Administrative Agent shall have received at least three days prior to the Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.

(bb)        Other Documents.  The Administrative Agent shall have received such other documents as the Administrative Agent, the Issuing Bank, any Lender or their respective counsel may have reasonably requested.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 2:00 p.m. on September 27, 2010 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 4.02         Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)           The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date, except that such materiality qualifier shall not be applicable to representations and warranties that are already qualified or modified by materiality in the text thereof.

(b)          At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c)           After giving effect to any Borrowing or the issuance of any Letter of Credit, Availability is not less than zero.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

Notwithstanding the failure to satisfy the conditions precedent set forth in paragraphs (a) or (b) of this Section, unless otherwise directed by the Required Lenders, the Administrative Agent may, but shall have no obligation to, continue to make Loans and an Issuing Bank may, but shall have no obligation to, issue or cause to be issued any Letter of Credit for the ratable account and risk of Lenders from time to time if the Administrative Agent believes that making such Loans or issuing or causing to be issued any such Letter of Credit is in the best interests of the Lenders.

Section 4.03         Determinations Under Sections 4.01 and 4.02.  For purposes of determining compliance with the conditions specified in Sections 4.01 and 4.02 that are necessary for the Effective Date to have occurred, each applicable Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Effective Date specifying its objection thereto, and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of the initial Borrowing.

Section 4.04         Post-Closing Conditions.  Within 75 days following the Effective Date (or such later date as agreed by the Administrative Agent) and substantially contemporaneously with the delivery of any mortgages under the Senior Notes Documents, the Administrative Agent shall have received, with respect to each parcel of Material Real Property which is subject to a first priority mortgage in favor of the Notes Agent, each of the following, in form and substance reasonably satisfactory to the Administrative Agent:

(a)          a second priority Lien Mortgage on such property;

(b)          evidence that a counterpart of the Mortgage has been delivered to the title company for recording in the place necessary, in the Administrative Agent’s judgment, to create a valid and enforceable second priority Lien in favor of the Administrative Agent for the benefit of itself and the Lenders;

(c)          ALTA or other mortgagee’s title policy;

(d)          an opinion of counsel in the state in which such parcel of Material Real Property is located in form and substance and from counsel reasonably satisfactory to the Administrative Agent;

(e)           if any such parcel of Material Real Property is determined by the Administrative Agent to be in a flood zone, a flood notification form signed by the Borrower and evidence that flood insurance is in place for the building and contents, all in form and substance reasonably satisfactory to the Administrative Agent; and

(f)           an ALTA survey prepared and certified to the Administrative Agent by a surveyor reasonably acceptable to the Administrative Agent for each Material Real Property.

Notwithstanding any provision of this Agreement, any failure to satisfy the conditions set forth in this Section 4.04 shall constitute an immediate Event of Default without further notice to the Loan Parties.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit, Banking Services Obligations and Swap Obligations shall have expired, terminated, been cash collateralized or backstopped to the Administrative Agent’s satisfaction and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the Loan Parties, with the Lenders that:

Section 5.01          Financial Statements; Borrowing Base and Other Information.  The Borrower will furnish to the Administrative Agent and each Lender:

(a)           within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by a “Big Four” independent public accounting firm or other independent public accountants reasonably acceptable to the Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than with respect to the 2010 audit solely with respect to bankruptcy matters)) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, accompanied by any management letter, if available, prepared by said accountants;

(b)          within 45 days after the end of each of the first three fiscal quarters of the Borrower, its unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year and the Projections, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, together with a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for the applicable fiscal quarter;

(c)           within 30 days after the end of each fiscal month of the Borrower, its unaudited consolidated balance sheet and related statements of operations as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding month and year-to-date periods of the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, together with updates to the most recently delivered narrative discussion and analysis described in clause (b)(ii);

(d)          concurrently with any delivery of financial statements under clause (a) or (b) or (c) above, a certificate of a Financial Officer of the Borrower in substantially the form of Exhibit D (i) certifying, in the case of the financial statements delivered under clause (b) or (c), as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations with respect to Sections 6.12 and 6.13 (commencing September 30, 2011 irrespective of whether the FCCR Commencement Date has occurred), in the case of the financial statements delivered under clauses (a) and (b) for Section 6.12 and the financial statements delivered under clauses (a) or (b) and (c) for Section 6.13 and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e)           concurrently with any delivery of financial statements under clause (a) above, if reasonably available, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(f)           concurrently with any delivery of  financial statements under clauses (a) or (b) above, (i) a certificate of a Responsible Officer of the Borrower certifying that the corporate chart attached thereto (or the last corporate chart delivered pursuant to this clause (f)) is true, correct, complete and current in all material respects as of the date of such financial statements and (ii) a certificate of a Responsible Officer of the Borrower in form and substance reasonably satisfactory to the Administrative Agent that all certificates, statements, updates and other documents (including updated schedules) required to be delivered pursuant to the Pledge and Security Agreement by any Loan Party in the preceding fiscal quarter have been delivered thereunder (or such delivery requirement was otherwise duly waived or extended).  The reporting requirements set forth in this clause (f) are in addition to, and are not intended to and shall not replace or otherwise modify, any obligation of any Loan Party under any Loan Document (including other notice or reporting requirements);

(g)          within 30 days after the end of each fiscal year of the Borrower, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of the Borrower and its Subsidiaries for each quarter of the upcoming fiscal year (the “Projections”) in form reasonably satisfactory to the Administrative Agent;

(h)          within 15 days of the end of each calendar month or as may be requested by the Administrative Agent if an Event of Default has occurred and is continuing, as of the period then ended, a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request; provided that a Borrowing Base Certificate shall be delivered weekly within 3 Business Days after the end of each calendar week if Availability is less than $12,500,000 at any time;

(i)           within 15 days of the end of each calendar month, as of the period then ended, all delivered electronically in a text formatted file acceptable to the Administrative Agent:

(i)           a detailed aging of the Borrowing Base Contributors’ Accounts, by customer, aged by invoice date or due  date, as available, and reconciled to the Borrowing Base Certificate delivered as of such date prepared in a manner reasonably acceptable to the Administrative Agent;

(ii)          a schedule detailing the Borrowing Base Contributors’ Inventory, in form reasonably satisfactory to the Administrative Agent, (A) by location, by class (raw material, work-in-process and finished goods), by product type, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Administrative Agent has previously indicated to the Borrower are deemed by the Administrative Agent to be appropriate, and (B) reconciled to the Borrowing Base Certificate delivered as of such date;

(iii)         a worksheet of calculations prepared by the Borrower to determine Eligible Accounts and Eligible Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Accounts and Eligible Inventory and the reason for such exclusion;

(iv)         a reconciliation of the Borrowing Base Contributors’ Accounts and Inventory between the amounts shown in the Borrowing Base Contributors’ general ledgers and financial statements and the reports delivered pursuant to clauses (i) and (ii) above; and

(v)          a reconciliation of the loan balance per the Borrower’s general ledger to the loan balance under this Agreement;

(j)           within 20 days of the end of each calendar month and during the continuance of an Event of Default, at such other times as may be requested by the Administrative Agent, with respect to the Eligible Trucks of the Borrowing Base Contributors, a certificate setting forth, as of the month then ended, all delivered electronically in a text formatted file acceptable to the Administrative Agent:

(i)           a summary report of the Trucks of the Borrowing Base Contributors (differentiating with respect to Eligible Trucks and all other Trucks), indicating, if available, changes in value and depreciation amounts;

(ii)          a list of Trucks of the Borrowing Base Contributors purchased or otherwise acquired during such period, setting forth the following information to the extent available:  the date of acquisition, the manufacturer, the year made, the model, the vehicle identification number, the owner, State in which it is titled, the Certificate of Title identification number and the license plate number, together with a copy of the invoice, purchase order, registration or other document setting forth the vehicle identification number of such vehicle;

(iii)         a summary report of Eligible Trucks of the Borrowing Base Contributors sold or contracted for sale during such period;

(iv)         a report reconciling the records of the Borrowing Base Contributors against the most recent report of the Administrative Agent with respect to the Eligible Trucks; and

(v)          any other information relating to the Trucks as the Administrative Agent may reasonably request;

(k)           within 15 days of the end of each calendar month, as of the month then ended, a schedule of the Borrower’s accounts payable, delivered electronically in a text formatted file reasonably acceptable to the Administrative Agent, which will include, commencing with the month ending October 31, 2010, an aging of such accounts payable;

(l)           at such times as may be requested by the Administrative Agent, a list of all customer addresses, delivered electronically in a text formatted file acceptable to the Administrative Agent;

(m)         promptly upon the Administrative Agent’s request:

(i)           copies of invoices in connection with the invoices issued by the Borrowing Base Contributors in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;

(ii)          copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory or Trucks purchased by any Borrowing Base Contributor; and

(iii)         a schedule detailing the balance of all intercompany accounts of the Loan Parties;

(n)          promptly upon request by the Administrative Agent, on a monthly basis, the Borrowing Base Contributors’ sales journal, cash receipts journal (identifying trade and non-trade cash receipts) and debit memo/credit memo journal;

(o)          promptly upon request of the Administrative Agent, copies of all tax returns filed by any Loan Party with the U.S. Internal Revenue Service;

(p)          [Reserved.]

(q)          promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

(r)           promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 5.01 shall be satisfied with respect to financial information of Borrower and its Subsidiaries by furnishing (A) the applicable financial statements of Borrower or (B) Borrower's Form 10-K or 10-Q, as applicable, filed with the SEC.  Documents required to be delivered pursuant to Section 5.01(a), (b) and (p) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents via EDGAR, or provides a link thereto on its website on the Internet at www.us-concrete.com/; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

Section 5.02          Notices of Material Events.  The Borrower will furnish to the Administrative Agent and each Lender prompt written notice upon a Loan Party obtaining knowledge of the following:

(a)           the occurrence of any Default;

(b)          receipt of any notice of any governmental investigation or any litigation or proceeding commenced or threatened against any Loan Party that (i) seeks damages in excess of $1,000,000 (excluding any amount covered by third party insurance as to which the insurer has not declined coverage), (ii) seeks injunctive relief that affects or impairs the use of any Collateral, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets involving a claim in excess of $500,000, (iv) alleges criminal misconduct by any Loan Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Laws and which could reasonably be expected to result in expenditures by any Loan Party in excess of $500,000, (vi) contests any tax, fee, assessment, or other governmental charge in excess of $500,000, or (vii) involves any product recall;

(c)           any Lien (other than any Lien permitted by Section 6.02 excluding paragraphs (e), (g), (h), (j) and (k) thereof) or material claim made or asserted against any of the Collateral;

(d)          any judgment rendered against any Loan Party in excess of $1,000,000;

(e)           any and all default notices received under or with respect to any leased location or public warehouse where Borrowing Base Collateral is located (which shall be delivered within two Business Days after receipt thereof);

(f)           all material amendments to Material Agreements, together with a copy of each such amendment;

(g)          the fact that a Loan Party has entered into a Swap Agreement or an amendment to a Swap Agreement, together with copies of all agreements evidencing such Swap Agreement or amendments thereto (which shall be delivered within two Business Days);

(h)          the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $1,000,000; and

(i)           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03         Existence; Conduct of Business.  Each Loan Party will, and will cause each Subsidiary to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii) the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits in its reasonable business judgment necessary to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or dispositions, sales, transfers or leases permitted by Section 6.05 and (b) except as permitted by Section 6.03, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.

Section 5.04         Payment of Obligations.  Each Loan Party will, and will cause each  Subsidiary to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05         Maintenance of Properties.  Each Loan Party will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted.

Section 5.06         Books and Records; Inspection Rights.  Each Loan Party will, and will cause each Subsidiary to, (a) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent), upon reasonable prior notice during normal business hours, to visit and inspect its properties, to examine and make extracts from its books and records and to discuss its affairs, finances and condition with its officers and independent accountants (and a Responsible Officer of the Borrower shall be entitled to, but not required to, participate in such discussions with the independent accountants so long as the participation of such Responsible Officer does not result in an unreasonable delay in such discussions), all at such reasonable times and as often as reasonably requested.  The Loan Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders, which shall in each case be subject to the terms and conditions of Section 9.12.

Section 5.07         Compliance with Laws.  Each Loan Party will, and will cause each Subsidiary to, comply with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.08         Use of Proceeds.  The proceeds of the Loans and the Letters of Credit are being used by the Borrower (and, to the extent distributed to them by the Borrower, each other Loan Party) solely (a) for operating expenses, working capital and other general corporate purposes of the Borrower, the other Loan Parties and their respective subsidiaries, (b) to pay transaction costs, fees and expenses incurred in connection with this Agreement, the Reorganization Plan and the transactions contemplated thereunder and hereby and to fund payments required to be made under and in accordance with the Reorganization Plan and (c) on the Effective Date to repay in full the obligations outstanding under the DIP Credit Agreement.  No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

Section 5.09         Insurance.  Each Loan Party will, and will cause each Subsidiary to, maintain with financially sound and reputable carriers having a financial strength rating of at least A by A.M. Best Company (a) insurance in such amounts (with no greater risk retention) and against such risks (including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Collateral Documents.  The Borrower will furnish to the Lenders, promptly upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

Section 5.10         Casualty and Condemnation.  The Borrower (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty, loss, destruction or other insured damage to the Collateral or the commencement of any action or proceeding for the taking of any portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding, in each case in the amount of $500,000 or more and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.

Section 5.11         Appraisals.  At any time that the Administrative Agent orders an Appraisal of the Inventory or Trucks of the Borrower and its Subsidiaries, the Borrower and its Subsidiaries will cooperate with and assist in the preparation of such Appraisal, which shall include, without limitation, information required by applicable law and regulations; provided, however, that if no Event of Default has occurred and is continuing, one such Appraisal per calendar year for Inventory and Trucks, respectively, shall be at the sole expense of the Loan Parties, and if any Event of Default exists, then each Appraisal commenced during the existence of such Event of Default shall be at the expense of the Loan Parties.

Section 5.12         Depository Banks.  The Borrower and each Subsidiary will utilize the Administrative Agent as its principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business.

Section 5.13         Additional Collateral; Further Assurances.  (a) Subject to applicable law and the Intercreditor Agreement, the Borrower and each other Loan Party shall cause each of its Subsidiaries (other than Foreign Subsidiaries) formed or acquired after the date of this Agreement in accordance with the terms of this Agreement to become a Loan Party by executing the Joinder Agreement set forth as Exhibit E hereto (the “Joinder Agreement”) within 10 days of formation or acquisition as applicable (or such later date as agreed to by the Administrative Agent in its reasonable judgment).  Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) subject to the terms, conditions and provisions of the Intercreditor Agreement will grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, in any property of such Loan Party which constitutes Collateral, including any Material Real Property located in the U.S. owned by any Loan Party in each case within 10 days for Collateral other than Material Real Property or 75 days in the case of Material Real Property (or such later date as agreed to by the Administrative Agent in its reasonable judgment) or as otherwise set forth in any Collateral Document.

(b)          The Borrower and each other Loan Party will cause (i) 100% of the issued and outstanding Equity Interests of each of its Subsidiaries (other than Foreign Subsidiaries and the Excluded Joint Venture) and (ii) 66% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2) in each Foreign Subsidiary directly owned by the Borrower or any domestic Subsidiary to be subject at all times to a second priority, perfected Lien (subject to Liens permitted by Section 6.02) in favor of the Administrative Agent pursuant to the terms and conditions of the Loan Documents (including the Intercreditor Agreement).

(c)          Without limiting the foregoing, but subject to the terms, conditions and provisions of the Loan Documents, each Loan Party will, and will cause each Subsidiary (other than Foreign Subsidiaries) to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties.

(d)          Subject to the terms, conditions and provisions of the Intercreditor Agreement, if any material assets (including any Material Real Property or improvements thereto or any interest therein) are acquired by the Borrower or any Loan Guarantor after the Effective Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien in favor of the Security Agreement upon acquisition thereof) constituting Collateral, the Borrower will promptly notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, within 10 days for Collateral other than Material Real Property or 75 days in the case of Material Real Property (or such later date as agreed to by the Administrative Agent in its reasonable discretion or as otherwise set forth in any Collateral Document, the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause the Loan Guarantor to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the reasonable expense of the Loan Parties in each case in accordance with the terms, conditions and provisions of the Loan Documents.

Section 5.14         Field Examinations.  At any time that the Administrative Agent reasonably requests, the Borrower will permit the Administrative Agent to conduct field examinations with respect to all components of the Borrowing Base Collateral and such other matters regarding the Loan Parties or the Collateral as the Administrative Agent shall reasonably require; provided, however, the Borrower shall only be required to reimburse the Administrative Agent for the cost of three field examinations in any fiscal year, unless an Event of Default exists, at which time each field examination commenced during the existence of an Event of Default or shall be at the expense of the Borrower.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full and all Letters of Credit, Banking Services Obligations and Swap Obligations have expired, terminated, been cash collateralized or backstopped to the Administrative Agent’s satisfaction and all LC Disbursements shall have been reimbursed, the Loan Parties covenant and agree, jointly and severally, with the Lenders that:

Section 6.01         Indebtedness.  No Loan Party will, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(a)          the Secured Obligations;

(b)          Indebtedness existing on the date hereof and set forth in Schedule 6.01, including the Senior Notes, and extensions and renewals of any such Indebtedness in accordance with clause (f) hereof (but not any refinancing or replacement thereof);

(c)           Indebtedness of the Borrower to any Subsidiary or the Excluded Joint Venture and of any Subsidiary to the Borrower, any other Subsidiary or the Excluded Joint Venture, provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to the Borrower or any Subsidiary that is a Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of the Borrower to any Subsidiary and Indebtedness of any Subsidiary that is a Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;

(d)          Guarantees by the Borrower of Indebtedness of any Subsidiary or the Excluded Joint Venture and by any Subsidiary of Indebtedness of the Borrower, any other Subsidiary or the Excluded Joint Venture, provided that (i) the Indebtedness of a Subsidiary so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by the Borrower or any Subsidiary that is a Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (iii) Guarantees permitted under this clause (d) shall be subordinated to the Secured Obligations of the applicable Subsidiary on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;

(e)           Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Trucks, Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to or in connection with the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness so long as any such renewal, extension, replacement or refunding is in an aggregate principal amount not greater than the principal amount (plus accrued interest and any premium, fees or expenses incurred in connection therewith); provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) at any time outstanding shall not exceed the greater of $20,000,000 and 12.5% of Consolidated Net Tangible Assets;

(f)           Indebtedness which represents an extension, refinancing, replacement or renewal of any of the Indebtedness described in clauses (b) and (k) hereof; provided that, (i) the principal amount of such Indebtedness is not increased other than by an amount equal to accrued interest, fees, expenses and premiums incurred in connection therewith and the interest rate does not exceed the current market rate for that type of Indebtedness, (ii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party, (iii) no Loan Party that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) such extension, refinancing, replacement or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed, (v) the terms of any such extension, refinancing, replacement or renewal are not less favorable to the obligor thereunder than the original terms of such Indebtedness taken as a whole in light of current market conditions and (vi) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Secured Obligations, then the terms and conditions of the refinancing, renewal, replacement or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness;

(g)          Indebtedness owed to any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business;

(h)          Indebtedness of the Borrower or any Subsidiary in respect of performance bonds, completion guarantees, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(i)           Indebtedness incurred in the ordinary course of business in connection with the financing of insurance premiums;

(j)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business.

(k)           Indebtedness (including the deferred purchase price for a Permitted Acquisition) of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary or such Indebtedness is incurred to finance such Permitted Acquisition and (ii) the aggregate principal amount of Indebtedness permitted by this clause (k) shall not exceed $10,000,000 at any time outstanding;

(l)           Indebtedness under Swap Agreements entered into from time to time by any Loan Party or Subsidiary in accordance with Section 6.07;

(m)         Indebtedness consisting of deferred purchase price or notes issued to officers, directors and employees to purchase or redeem Equity Interests of a Loan Party in an amount not to exceed $1,500,000 at any time;

(n)          Indebtedness in respect of netting services, overdraft protections and other cash management arrangements, in each case in the ordinary course of business;

(o)          Guarantees by any Loan Party of Indebtedness or other obligations arising in the ordinary course of business of any other Loan Party;

(p)          Indebtedness constituting the obligation to make purchase price adjustments and indemnities in connection with Permitted Acquisitions and dispositions permitted hereunder;

(q)          Subordinated Indebtedness; and

(r)           other Indebtedness in an aggregate principal amount not exceeding $2,000,000 at any time outstanding.

Section 6.02         Liens.  No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)           Liens created pursuant to any Loan Document and Liens in favor of the Notes Agent securing the obligations under the Senior Notes Agreement (in each case, the priority of which shall be as provided in the Intercreditor Agreement);

(b)          Customary Permitted Liens;

(c)          any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or Subsidiary (other than proceeds and accessions thereof) unless otherwise permitted hereby and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (other than by an amount equal to accrued interest, fees, expenses and premiums incurred in connection thereof);

(d)          Liens on fixed or capital assets (including Trucks) acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or Subsidiary (other than proceeds and accessions thereof) unless otherwise permitted thereof;

(e)          any Lien on any property or asset (other than Accounts and Inventory) that is acquired by the Borrower or any Subsidiary or existing on any property or asset (other than Accounts and Inventory) of any Person that becomes a Loan Party after the date hereof and that secures Indebtedness permitted by Section 6.01(k); provided that (i) such Lien shall not apply to any other property or assets of the Loan Party (other than proceeds and accessions thereof) unless otherwise permitted thereof and (ii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (other than by any amount equal to accrued interest, fees, expenses and premiums incurred in connection herewith);

(f)           Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(g)          Liens arising out of sale and leaseback transactions permitted by Section 6.06;

(h)          Liens granted by a Subsidiary that is not a Loan Party in favor of the Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary;

(i)           Liens securing Indebtedness permitted under Section 6.01(i), provided that (i) such Liens are limited to securing only the unpaid premiums under the applicable insurance policy and (ii) such Liens only encumbered the proceeds of the applicable insurance policy;

(j)           Liens securing obligations in an aggregate amount not to exceed $1,000,000 at any time;

(k)           Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing or discharging Indebtedness of the Borrower or any Subsidiary so long as such defeasance or discharge is otherwise permitted under this Agreement;

(l)           non-exclusive licenses or sublicenses of intellectual property granted by any Loan Party in the ordinary course of business;

(m)          Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition;

(n)           Liens arising by operation of law under Article 2 of the UCC in favor of reclaiming seller of goods or buyer of goods;

(o)           Security given to a public or private utility or any Governmental Authority as required in the ordinary course of business; and

(p)           Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Loan Parities in the ordinary course of business.

Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Loan Party’s (i) Accounts, other than those permitted under clauses (a) and (i) of the definition of Customary Permitted Lien and clause (a) above and (ii) Inventory, other than those permitted under clauses (a), (b) and (i) of the definition of Customary Permitted Lien and clause (a) above.

Section 6.03         Fundamental Changes.  (a) No Loan Party will, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except (x) in connection with any Permitted Acquisition or (y) that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Subsidiary of the Borrower may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Loan Party (other than the Borrower) may merge into or consolidate with any Loan Party in a transaction in which the surviving entity is a Loan Party, (iii) any Subsidiary may liquidate or dissolve if its assets are transferred, distributed or otherwise distributed as a dividend to a Loan Party and (iv) any Subsidiary that is not a Loan Party may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b)          No Loan Party will, nor will it permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related, incidental, ancillary, corollary, complementary thereto or a reasonable extension thereof.

Section 6.04         Investments, Loans, Advances, Guarantees and Acquisitions.  No Loan Party will, nor will it permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise) (each an “Investment”), except:

(a)           Permitted Investments, subject to control agreements in favor of the Administrative Agent for the benefit of the Lenders or otherwise subject to a perfected security interest in favor of the Administrative Agent for the benefit of the Lenders to the extent required by the Collateral Documents;

(b)          Investments in existence on the date of this Agreement and described in Schedule 6.04 and any extensions, replacements or renewals thereof which do not result in an increase in the amount thereof;

(c)           Investments by the Borrower and the Subsidiaries in Equity Interests in their respective Subsidiaries, provided that (i) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Security Agreement (subject to the limitations applicable to common stock of a Foreign Subsidiary referred to in Section 5.13) and (ii) the aggregate amount of investments by Loan Parties in Subsidiaries that are not Loan Parties (together with outstanding intercompany loans permitted under clause (ii) to the proviso to Section 6.04(d) and outstanding Guarantees permitted under the proviso to Section 6.04(e)) shall not exceed $2,500,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(d)           Investments made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary, provided that (i) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Security Agreement and (ii) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties (together with outstanding investments permitted under clause (ii) to the proviso to Section 6.04(c) and outstanding Guarantees permitted under the proviso to Section 6.04(e)) shall not exceed $2,500,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(e)           Guarantees constituting Indebtedness permitted by Section 6.01, provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall (together with outstanding investments permitted under clause (ii) to the proviso to Section 6.04(c) and outstanding intercompany loans permitted under clause (ii) to the proviso to Section 6.04(d)) shall not exceed $2,500,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(f)           loans or advances made by a Loan Party to its employees, officers and directors on an arms-length basis (i) in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $500,000 in the aggregate at any one time outstanding and (ii) to purchase Equity Interests of a Loan Party up to a maximum of $2,500,000 in the aggregate at any one time outstanding, provided that any such loans or advances described in this clause (ii) are cashless;

(g)          subject to Sections 4.2(a) and 4.4 of the Security Agreement, notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;

(h)          Investments in the form of Swap Agreements permitted by Section 6.07;

(i)           Investments of any Person existing at the time such Person becomes a Subsidiary of the Borrower or consolidates or merges with the Borrower or any of the Subsidiaries (including in connection with a permitted acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(j)           Investments received in connection with the dispositions of assets permitted by Section 6.05;

(k)           investments constituting deposits described in clause (c) of the definition of the term “Customary Permitted Liens;”

(l)           Permitted Acquisitions;

(m)         deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Borrower and its Subsidiaries;

(n)          Investments in respect of Capital Expenditures permitted under Section 6.12;

(o)          sales, transfers, leases or dispositions to the extent permitted by Section 6.05, Section 6.09 and other Loan Documents;

(p)          Loan Parties may establish wholly owned Subsidiaries to the extent they comply with Section 5.13;

(q)          earnest money required in connection with and to the extent permitted by Permitted Acquisitions;

(r)           Investments by any Loan Party or a Subsidiary in the Excluded Joint Venture after the Effective Date in an aggregate amount not to exceed $7,000,000;

(s)           (i) the acquisition and holding  of accounts receivables owing to the Borrower or any Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, and (ii) the endorsement of negotiable instruments for collection in the ordinary course of business; and

(t)           other Investments not exceeding in the aggregate $1,500,000 at any time outstanding.

Section 6.05         Asset Sales.  No Loan Party will, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to the Borrower or another Subsidiary in compliance with Section 6.04), except:

(a)          sales, transfers and dispositions of (i) inventory, cash and cash equivalents in the ordinary course of business, (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business, (iii) Real Property that is no longer necessary in or useful to the business of the Borrower or any of its Subsidiaries in the ordinary course of business, (iv) non-core assets acquired in a Permitted Acquisition and (v) disposition of the assets of or Excluded JV Equity in the Excluded Joint Venture;

(b)          sales, transfers and dispositions to the Borrower or any Subsidiary, provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(c)          sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;

(d)          sales, transfers and dispositions of Permitted Investments and other Investments permitted by clauses (i) and (k) of Section 6.04;

(e)          sale and leaseback transactions permitted by Section 6.06;

(f)           dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary;

(g)          sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other paragraph of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (g) shall not exceed $5,000,000 during any fiscal year of the Borrower;

(h)          a true lease or sublease of Real Property that (i) does not constitute Indebtedness and (ii) does not constitute a Sale and Leaseback Transaction;

(i)           the sale or disposition of personal property (other than Accounts, Eligible Trucks and Inventory) of the Borrower and its Subsidiaries to the Excluded Joint Venture consummated in connection with managing the Excluded Joint Venture in the ordinary course of business and consistent with past practices, in an aggregate amount not to exceed $1,500,000; and

(j)           the lease (as lessee or lessor), sublease, non-exclusive license (as licensee or licensor) or sublicense of real or personal property and the termination of such lease or license, in each case, in the ordinary course of business and in accordance with the applicable Collateral Documents;

(k)          sales, transfers, lease or dispositions in accordance with Section 6.03;

(l)           sales, transfers or dispositions described on Schedule 6.05; and

(m)         expiration or abandonment of intellectual property in the ordinary course of business.

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by paragraphs (a)(v), (b), (f), (h), (j), (j), (k) and (m) above) shall be made for fair value and for at least 75% cash consideration of such fair value.

Section 6.06         Sale and Leaseback Transactions.  No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for (a) any such sale of any fixed or capital assets by the Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after the Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset, or (b) any such sale to a Loan Party.

Section 6.07         Swap Agreements.  No Loan Party will, nor will it permit any  Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

Section 6.08         Restricted Payments; Certain Payments of Indebtedness.  (a) No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except as follows:

(i)           the Borrower may declare and pay Restricted Payments with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock, in shares of its common stock or an increase in liquidation value;

(ii)          Subsidiaries may declare and make Restricted Payments ratably with respect to their Equity Interests;

(iii)         Restricted Payments in respect of fractional shares;

(iv)         the Borrower may make Restricted Payments, not exceeding $3,500,000 during any fiscal year,  pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries; and

(v)          the Borrower or a Subsidiary may make payments in cash or issue notes to former employees, officers or directors of such Person in connection with the redemption or repurchase of Equity Interests in the Borrower or a Subsidiary from such former employees, officers or directors upon termination of employment with a Loan Party or their death or disability in an aggregate amount not to exceed $1,500,000 and provided that any such notes are subordinated to the Obligations in form and substance reasonably acceptable to the Administrative Agent.

(b)          No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any voluntary payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i)           payment of Indebtedness created under the Loan Documents;

(ii)          payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof;

(iii)         refinancings of Indebtedness to the extent permitted by Section 6.01;

(iv)         payments of intercompany Indebtedness between Loan Parties;

(v)          so long as no Default or Event of Default has occurred and is continuing, payment of Indebtedness with either (x) the Net Proceeds from the issuance of common stock or other Equity Interests of the Borrower or (y) the issuance of common stock or other Equity Interests of the Borrower;

(vi)         payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; and

(vii)        so long as no Default or Event of Default has occurred and is continuing, the voluntary prepayment, redemption or repurchase of (A) up to $2,500,000 of the Senior Notes during the term of this Agreement if the Borrower is in pro forma compliance with the Fixed Charge Coverage Ratio and has Availability of not less than $10,000,000 if there is an Availability Block in effect or has Availability of not less than $20,000,000 if there is no Availability Block in effect, in each case after giving effect thereto, and (B) up to $2,500,000 of other Indebtedness during the term of this Agreement if the Borrower is in pro forma compliance with the Fixed Charge Coverage Ratio and has Availability of not less than $10,000,000 if there is an Availability Block in effect or has Availability of not less than $20,000,000 if there is no Availability Block in effect, in each case after giving effect thereto.

Section 6.09         Transactions with Affiliates.  No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among (i) the Borrower and any Subsidiary that is a Loan Party or (ii) Subsidiaries that are not Loan Parties, (c) any Investment, Indebtedness or Restricted Payment permitted by the Agreement, (d) loans and advances to employees permitted under Section 6.04, (e) the payment of reasonable fees to directors of the Borrower or any Subsidiary who are not employees of the Borrower or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or its Subsidiaries in the ordinary course of business, (f) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans or other compensation plans approved by the Borrower’s board of directors and (g) transactions described on Schedule 6.09.

Section 6.10         Restrictive Agreements.  No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any consensual agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document or the Senior Notes Documents, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification materially expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment, subletting, licensing or encumbering thereof, (vi) restrictions which are not more restrictive than those contained in this Agreement contained in any documents governing any Indebtedness incurred after the Effective Date in accordance with the provisions of this Agreement, (vii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary of the Borrower, (viii) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted hereunder and applicable solely to such joint venture entered into in the ordinary course of business and (ix) any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such agreements identified in clauses (i) - (viii) so long as such modification, replacement, renewal, extension or refinancing is not (taken as a whole) materially less favorable to the Lenders.

Section 6.11         Amendment of Material Documents.  No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under (a) agreement relating to any Subordinated Indebtedness, (b) its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents or (c) the Senior Notes, to the extent any such amendment, modification or waiver would be adverse to the Lenders; provided, that any refinancing permitted by Section 6.01 shall not be deemed to be adverse for purposes of this Section 6.11.

Section 6.12         Capital Expenditures.  (a) The Borrower will not, nor will it permit any Subsidiary to, incur or make any Capital Expenditures in an amount exceeding (i) $15,000,000 in the aggregate from the Effective Date through and including December 31, 2010 and (ii) 7.0% of consolidated annual revenue of Borrower and its Subsidiaries for the trailing twelve month period ending on the last day of each fiscal quarter thereafter (commencing with the fiscal quarter ended March 31, 2011); provided that the amount of any Capital Expenditures permitted to be made in respect of the trailing twelve month period ending on March 31, 2011 shall be increased by a maximum of $7,500,000 of the unused amount of Capital Expenditures that were permitted to be made during the fiscal year ended December 31, 2010.

Section 6.13         Fixed Charge Coverage Ratio.  Beginning with the fiscal month in which the Availability Block is eliminated and with respect to any fiscal month thereafter in which Availability was at any time less than $15,000,000 (any such month, the “FCCR Commencement Date”), the Borrower shall maintain a Fixed Charge Coverage Ratio for the trailing twelve month period of at least 1.0:1.0, determined (i) as of the last day of the fiscal month preceding the FCCR Commencement Date and (ii) as of the last day of each fiscal month occurring thereafter for the trailing twelve month period ending on each such date, until Availability is equal to or greater than $15,000,000 for a period of thirty (30) consecutive days.

Section 6.14         End of Fiscal Year and Fiscal Quarters.  Unless otherwise agreed by the Administrative Agent, the Loan Parties shall cause each of their fiscal years and the fiscal years of each of their Subsidiaries to end on December 31st of the applicable year and shall cause each of their fiscal quarters and the fiscal quarters of their Subsidiaries to end on March 31st, June 30th, September 30th and December 31st of the applicable year.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)           the Borrower shall fail to pay any principal or interest of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)          the Borrower shall fail to pay any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c)          any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made, except that such materiality qualifier shall not be applicable to representations and warranties that are already qualified or modified by materiality in the text thereof;

(d)          any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 4.04, Section 5.02(a), Section 5.03 (with respect to a Loan Party’s existence) or Section 5.08 or in Article VI;

(e)          any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for a period of (i) 5 days after the earlier of knowledge of a Loan Party of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.01, Section 5.02 (other than Section 5.02(a)), Section 5.03 through Section 5.07, Section 5.08, Section 5.09, Section 5.10, Section 5.12 or Section 5.13(a) of this Agreement or (ii) 15 Business Days after the earlier of knowledge of a Loan Party of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement or any other Loan Document;

(f)           any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g)           any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (after giving effect to any grace period, amendment or waiver); provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or any Indebtedness which converts to Equity Interests as a result of any event or condition;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or any Subsidiary of any Loan Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary of any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 consecutive days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)           any Loan Party or any Subsidiary of any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Subsidiary of any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)           any Loan Party or any Subsidiary of any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)          one or more final judgments for the payment of money in an aggregate amount in excess of $2,500,000 (in excess of insurance provided by reputable providers for which coverage has not been disclaimed) shall be rendered against any Loan Party, any Subsidiary of any Loan Party or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary of any Loan Party to enforce any such judgment or any Loan Party or any Subsidiary of any Loan Party shall fail within 30 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(l)            an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, results in liability of the Borrower and its Subsidiaries exceeding $5,000,000;

(m)          a Change in Control shall occur;

(n)           the occurrence of any “Event of Default” under and as defined in the Senior Notes Agreement;

(o)           the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken by a Loan Party to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Loan Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty to which it is a party, or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect;

(p)           any Collateral Document shall for any reason fail to create a valid and perfected first priority Lien in any Collateral purported to be covered thereby (other than (i) in respect of Collateral with a value not to exceed $250,000 or (ii) as a result of the action or inaction of the Administrative Agent), except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken by a Loan Party to discontinue or to assert the invalidity or unenforceability of any Collateral Document; or

(q)           any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (other than as a result of the action or inaction of the Administrative Agent or Lenders) (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower to the extent permitted by applicable law.  Upon the occurrence and the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (d) any statement, warranty or representation made in or in connection with any Loan Document, (e) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (f) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (g) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (h) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (i) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it in good faith to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by giving at least 10 days prior notice to the Lenders, the Issuing Bank and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, absent an Event of Default, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of and in consultation with the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a commercial bank or an Affiliate of any such commercial bank which is, absent an Event of Default, reasonably acceptable to the Borrower.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article, Section 2.17(d) and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

With respect to the incurrence or issuance by the Loan Parties of any Indebtedness that is permitted to be secured by Liens pursuant to Section 6.02(a), each of the Lenders hereby authorizes and directs the Administrative Agent to enter into the Collateral Documents and the Intercreditor Agreement on behalf of such Lender and agrees that the Administrative Agent in its various capacities thereunder may take such actions on its behalf as is contemplated by the terms of the Collateral Documents and the Intercreditor Agreement.  Each Lender hereunder (a) agrees that it will be bound by and will take no actions contrary to the provisions of the Collateral Documents and the Intercreditor Agreement, (b) authorizes and instructs the Administrative Agent to enter into the Collateral Documents and the Intercreditor Agreement as agent and on behalf of such Lender, (c) agrees that the Administrative Agent may take such actions on behalf of such Lender as is contemplated by the terms of the Collateral Documents and the Intercreditor Agreement, (d) consents to the subordination of Liens provided for in the Intercreditor Agreement and (e) agrees this Agreement and the other Loan Documents are subject to the terms, conditions and provisions of the Intercreditor Agreement.

The Lenders (or Affiliates thereof) identified in this Agreement, or hereafter appointed by the Administrative Agent, as a “Documentation Agent”, “Sole Bookrunner” or other similar titles, shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders herein.

ARTICLE IX

Miscellaneous

Section 9.01        Notices.  (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices, demands and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic transmission, as follows:

(i)           if to any Loan Party, to the Borrower at:

U.S. Concrete, Inc.
2925 Briarpark, Suite 1050
Houston, Texas  77042
Attention:  General Counsel
Telecopy no:  (713) 499-6201
E-Mail Address:  clindeman@us-concrete.com

(ii)          if to the Administrative Agent, the Issuing Bank or the Swingline Lender:

JPMorgan Chase Bank, N.A.
2200 Ross Avenue, 9th Floor
Dallas, Texas 75220
Attention: Mario Quintanilla
Telephone No. (214) 965-2371
Facsimile: (214) 965-4731

(iii)         with a copy to:

JPMorgan Chase Bank, N.A.
10 South Dearborn, 22nd Floor
Chicago, Illinois, 60603-2003
Attention: Elena Ruiz
Telephone No. (312) 732-7572
Facsimile: (312) 732-7603

All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (B) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Event of Default certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Section 9.02          Waivers; Amendments.  (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power to the extent permitted by applicable law.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)           Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, (ii) in the case of any other Loan Document (other than the Intercreditor Agreement which shall be amended and modified in accordance with the provisions set forth therein), pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender (provided that the Administrative Agent may make Protective Advances as set forth in Section 2.04 or Overadvances set forth in Section 2.05), (B) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly affected thereby (provided that the waiver of default interest or any Default or Event of Default shall not constitute a reduction or forgiveness of any interest or fee), (C) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any scheduled date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby (other than mandatory prepayments), (D) change Section 2.18(b) or alter the manner in which payments are shared, without the written consent of each Lender, (E) increase the advance rates set forth in the definition of Borrowing Base or add new categories of eligible assets or modify that portion of Section 2.01 which limits the amount that can be borrowed in each case in a manner that would increase availability, without the written consent of the Supermajority Revolving Lenders, (F) change any of the provisions of this Section or the definition of “Required Lenders” or reduce the number or percentage of Lenders (or Lenders of any Class) specified in any provision of any Loan Document required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (G) change Section 2.20, without the consent of each Lender (other than any Defaulting Lender), (H) release any Loan Guarantor from its obligation under its Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender, or (I) subordinate the Secured Obligations owed to any Lender or any Liens securing such Secured Obligations except as otherwise provided herein, without the consent of each Lender, (J) change Section 9.04 to allow a Loan Party or any Affiliate thereof to become a permitted assignee without the consent of each Lender, or (K) except as provided in clauses (c) and (d) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise adversely affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Swingline Lender or the Issuing Bank, as the case may be (it being understood that any change to Section 2.20 shall require the consent of the Administrative Agent, the Swingline Lender and the Issuing Bank).  The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.

(c)           The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of the all Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated  Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interest of a Subsidiary, the Administrative Agent is authorized to release any Loan Guaranty provided by such Subsidiary, (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII.  Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Borrowing Base Collateral without the prior written authorization of the Required Lenders; provided that, the Administrative Agent may in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $5,000,000 during any calendar year without the prior written authorization of the Required Lenders to the extent the Loan Parties are permitted to dispose of such Collateral pursuant to the terms of the Loan Documents.  Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(d)           If, in connection with any proposed amendment, waiver or consent  requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders or the Supermajority Revolving Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (1) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree (and the Administrative Agent agrees any other Lender, an Affiliate of a Lender and Approved Fund is acceptable), as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (2) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (a) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Section 2.15 and Section 2.17, and (b) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

Section 9.03         Expenses; Indemnity; Damage Waiver.  (a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Lead Arrangers and their Affiliates (including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent and the Lead Arrangers, collectively, exclusive of any local counsel) in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Lead Arrangers, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Lead Arrangers, the Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during  any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Borrower under this Section include, without limiting the generality of the foregoing, reasonable out-of-pocket costs and expenses incurred in connection with:

(A)           Subject to Section 5.11, Appraisals, insurance reviews and the Service Agreement;

(B)           Subject to Section 5.14, field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination;

(C)           background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the reasonable discretion of the Administrative Agent;

(D)           taxes, fees and other charges for (1) lien and title searches and title insurance, (2) recording the Mortgages, filing financing statements and continuations, and (3) noting the Administrative Agent’s Liens on Trucks and other actions to perfect, protect, and continue the Administrative Agent’s Liens;

(E)           sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(F)           forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing costs and expenses may be charged to the Borrower as Revolving Loans or to the Collection Account, all as described in Section 2.18(c).

(b)           The Borrower shall indemnify the Administrative Agent, the Lead Arrangers, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related reasonable out-of-pocket expenses, including the reasonable documented fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, (iv) the failure of the Borrower to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by the Borrower for Taxes pursuant to Section 2.17, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or such Indemnitee’s Related Parties or (y) arise from any dispute solely among Indemnitees. WITHOUT LIMITATION OF THE FOREGOING BUT SUBJECT TO ANY LIMITATION CONTAINED THEREIN, IT IS THE INTENTION OF THE BORROWER AND THE BORROWER AGREES THAT THE FOREGOING INDEMNITIES SHALL APPLY TO EACH INDEMNITEE WITH RESPECT TO LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES (INCLUDING, WITHOUT LIMITATION, ALL EXPENSES OF LITIGATION OR PREPARATION THEREFOR), WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF SUCH (AND/OR ANY OTHER) INDEMNITEE.

(c)           To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent promptly following written demand, any Lead Arranger, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Lead Arranger, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Lead Arranger, the Issuing Bank or the Swingline Lender in its capacity as such.

(d)           To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)           All amounts due under this Section shall be payable promptly after written demand therefor.

Section 9.04          Successors and Assigns.  (a) The provisions of this Agreement and the Intercreditor Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A)           the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B)           the Administrative Agent, and

(C)           the Issuing Bank.

(ii)          Assignments shall be subject to the following additional conditions:

(A)           except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D)           no Loan Party or any Affiliate thereof shall become an assignee; and

(E)           the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)           Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.15, Section 2.16, Section 2.17 and Section 9.03 to the extent such benefits relate to the time period prior to the effective date specified in such Assignment and Assumption).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)           The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, Section 2.06(d) or Section 2.06(e), Section 2.07(b), Section 2.18(d), Section 2.18(e) or Section 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)           (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.15, Section 2.16 and Section 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(f) as though it were a Lender and in all events shall not receive any amounts other than the applicable Lender would have been entitled to receive.

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05          Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Section 2.15, Section 2.16, Section 2.17 and Section 9.03 and Article VIII shall survive and remain in full force and effect regardless of the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06          Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed and delivered by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic communication (including via email or PDF) shall be effective as delivery of a manually executed counterpart of this Agreement. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 9.07          Severability.  Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08          Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) other than any escrow, employee benefit, tax, trust, payroll, petty cash accounts or any Senior Notes Account, at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or such Loan Guarantor against any of and all the Secured Obligations held by such Lender irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured.  The applicable Lender shall notify the Borrower and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice to the Borrower shall not affect the validity of any such set-off or application under this Section.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

(a)           NOTWITHSTANDING THE FOREGOING, AT ANY TIME THAT ANY OF THE SECURED OBLIGATIONS SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LENDER’S LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY LOAN DOCUMENT UNLESS IT IS TAKEN WITH THE CONSENT OF THE LENDERS REQUIRED BY SECTION 9.02 OF THIS AGREEMENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY, OR ENFORCEABILITY OF THE LIENS GRANTED TO AGENT PURSUANT TO THE COLLATERAL DOCUMENTS OR THE ENFORCEABILITY OF THE SECURED OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OR ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE PARTIES AS REQUIRED ABOVE, SHALL BE NULL AND VOID.  THIS PARAGRAPH SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS.

Section 9.09          Governing Law; Jurisdiction; Consent to Service of Process.  (a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the laws of the State of New York, but giving effect to federal laws applicable to national banks.

(b)           Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)           Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10          WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11         Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12          Confidentiality.  Each of the Administrative Agent, the Issuing Bank and the Lenders individually agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, auditors, consultants, legal counsel and other advisors that are expected to be involved in the evaluation of such information in connection with the transactions contemplated by this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Requirement of Law or required by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or in connection with any pledge or assignment of a security interest in all or any portion of its rights under this Agreement as permitted under Section 9.04(d) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower not in violation of confidentiality obligations owed to any Loan Party hereunder.  For the purposes of this Section, “Information” means all material, non-public information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS AFFILIATES AND  THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

Section 9.13          Several Obligations; Nonreliance; Violation of Law.  The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein.  Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.

Section 9.14          USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

Section 9.15          Disclosure.  Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

Section 9.16          Appointment for Perfection.  Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession.  Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 9.17          Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.18          Intercreditor Agreement.  Notwithstanding anything herein to the contrary, any Liens and security interests granted to the Administrative Agent pursuant to any Loan Document and the exercise of any right or remedy by Administrative Agent under any Loan Document are subject to the provisions of the Intercreditor Agreement. If there is a conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement will control.

ARTICLE X

Loan Guaranty

Section 10.01       Guaranty.  Each Loan Guarantor (other than those that have delivered a separate Guaranty) hereby agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to the Lenders the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and to the extent the Borrower would be required to do so pursuant to Section 9.03(a)(iii), all costs and expenses paid or incurred by the Administrative Agent, the Issuing Bank and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, the Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”).  Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

Section 10.02        Guaranty of Payment.  This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent, the Issuing Bank or any Lender to sue the Borrower, any Loan Guarantor, any other guarantor, or any other person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

Section 10.03        No Discharge or Diminishment of Loan Guaranty.  (a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including:  (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other guarantor of or other person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, the Issuing Bank, any Lender, or any other person, whether in connection herewith or in any unrelated transactions.

(b)           The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c)           Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by:  (i) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, the Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

Section 10.04        Defenses Waived.  To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower or any Loan Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Obligated Party, or any other person.  Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder.  The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash.  To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

Section 10.05       Rights of Subrogation.  No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Bank and the Lenders.

Section 10.06        Reinstatement; Stay of Acceleration.  If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise, each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Bank and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Lender.

Section 10.07        Information.  Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that neither the Administrative Agent, the Issuing Bank nor any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

Section 10.08        Termination.  The Lenders may continue to make loans or extend credit to the Borrower based on this Loan Guaranty until five days after it receives written notice of termination from any Loan Guarantor.  Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of that Guaranteed Obligations.

Section 10.09        Taxes.  All payments of the Guaranteed Obligations will be made by each Loan Guarantor free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Loan Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) such Loan Guarantor shall make such deductions and (c) such Loan Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

Section 10.10        Maximum Liability.  The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”).  This Section with respect to the Maximum Liability of each Loan Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Guarantor hereunder shall not be rendered voidable under applicable law. Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability.

Section 10.11        Contribution.  In the event any Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other Loan Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor.  For purposes of this Article X, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (a) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrower after the date hereof (whether by loan, capital infusion or by other means) to (b) the aggregate Maximum Liability of all Loan Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from the Borrower after the date hereof (whether by loan, capital infusion or by other means).  Nothing in this provision shall affect any Loan Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Loan Guarantor’s Maximum Liability).  Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations.  This provision is for the benefit of both the Administrative Agent, the Issuing Bank, the Lenders and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

Section 10.12        Liability Cumulative.  The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Bank and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

U.S. CONCRETE, INC., as Borrower

By:	/s/ Michael W. Harlan
Name:	Michael W. Harlan
Title:	Chief Executive Officer and President

OTHER LOAN PARTIES:

ALBERTA INVESTMENTS, INC.

By:	/s/ Michael W. Harlan
Name:	Michael W. Harlan
Title:	President

ALLIANCE HAULERS, INC.

By:	/s/ Michael W. Harlan
Name:	Michael W. Harlan
Title:	President

AMERICAN CONCRETE PRODUCTS, INC.

By:	/s/ Curt M. Lindeman
Name:	Curt M. Lindeman
Title:	Vice President and Secretary

ATLAS REDI-MIX, LLC

By:	/s/ Michael W. Harlan
Name:	Michael W. Harlan
Title:	President

[Signature Page to Credit Agreement]

ATLAS-TUCK CONCRETE, INC.

By:	/s/ Michael W. Harlan
Name:	Michael W. Harlan
Title:	President

BWB, INC. OF MICHIGAN

By:	/s/ Curt M. Lindeman
Name:	Curt M. Lindeman
Title:	Vice President and Secretary

BEALL CONCRETE ENTERPRISES, LLC

By:	/s/ Michael W. Harlan
Name:	Michael W. Harlan
Title:	President

BEALL INDUSTRIES, INC.

By:	/s/ Michael W. Harlan
Name:	Michael W. Harlan
Title:	President

BEALL INVESTMENT CORPORATION, INC.

By:	/s/ Michael W. Harlan
Name:	Michael W. Harlan
Title:	President

[Signature Page to Credit Agreement]

BEALL MANAGEMENT, INC.

By:	/s/ Michael W. Harlan
Name: Michael W. Harlan
Title: President

BRECKENRIDGE READY MIX, INC.

By:	/s/ Curt M. Lindeman
Name: Curt M. Lindeman
Title: Vice President and Secretary

BUILDERS’ REDI-MIX LLC

By:	/s/ Curt M. Lindeman
Name: Curt M. Lindeman
Title: Vice President and Secretary

CENTRAL CONCRETE SUPPLY CO., INC.

By:	/s/ Curt M. Lindeman
Name: Curt M. Lindeman
Title: Vice President and Secretary

CENTRAL PRECAST CONCRETE, INC.

By:	/s/ Curt M. Lindeman
Name: Curt M. Lindeman
Title: Vice President and Secretary

[Signature Page to Credit Agreement]

CONCRETE ACQUISITION III, LLC

By:	/s/ Curt M. Lindeman
Name: Curt M. Lindeman
Title: President

CONCRETE ACQUISITION IV, LLC

By:	/s/ Curt M. Lindeman
Name: Curt M. Lindeman
Title: President

CONCRETE ACQUISITION V, LLC

By:	/s/ Curt M. Lindeman
Name: Curt M. Lindeman
Title: President

CONCRETE ACQUISITION VI, LLC

By:	/s/ Curt M. Lindeman
Name: Curt M. Lindeman
Title: President

CONCRETE XXXIII ACQUISITION, INC.

By:	/s/ Curt M. Lindeman
Name: Curt M. Lindeman
Title: President

[Signature Page to Credit Agreement]

CONCRETE XXXIV ACQUISITION, INC.

By:	/s/ Curt M. Lindeman
Name: Curt M. Lindeman
Title: President

CONCRETE XXXV ACQUISITION, INC.

By:	/s/ Curt M. Lindeman
Name: Curt M. Lindeman
Title: President

CONCRETE XXXVI ACQUISITION, INC.

By:	/s/ Curt M. Lindeman
Name: Curt M. Lindeman
Title: President

EASTERN CONCRETE MATERIALS, INC.

By:	/s/ Michael W. Harlan
Name: Michael W. Harlan
Title: President and Secretary

HAMBURG QUARRY LIMITED LIABILITY COMPANY

By:	/s/ Michael W. Harlan
Name: Michael W. Harlan
Title: President

[Signature Page to Credit Agreement]

INGRAM CONCRETE, LLC

By:	/s/ Curt M. Lindeman
Name: Curt M. Lindeman
Title: Vice President and Secretary

KURTZ GRAVEL COMPANY

By:	/s/ Michael W. Harlan
Name: Michael W. Harlan
Title: Vice President and Secretary

LOCAL CONCRETE SUPPLY & EQUIPMENT, LLC

By:	/s/ Curt M. Lindeman
Name: Curt M. Lindeman
Title: President and Secretary

MASTER MIX, LLC

By:	/s/ Curt M. Lindeman
Name: Curt M. Lindeman
Title: President and Secretary

MASTER MIX CONCRETE, LLC

By:	/s/ Curt M. Lindeman
Name: Curt M. Lindeman
Title: President and Secretary

[Signature Page to Credit Agreement]

MG, LLC

By:	/s/ Curt M. Lindeman
Name: Curt M. Lindeman
Title: Vice President and Secretary

NYC CONCRETE MATERIALS, LLC

By:	/s/ Curt M. Lindeman
Name: Curt M. Lindeman
Title: President and Secretary

PEBBLE LANE ASSOCIATES, LLC

By:	/s/ Curt M. Lindeman
Name: Curt M. Lindeman
Title: President and Secretary

REDI-MIX CONCRETE, L.P.

By:	/s/ Michael W. Harlan
Name: Michael W. Harlan
Title: President

REDI-MIX GP, LLC

By:	/s/ Michael W. Harlan
Name: Michael W. Harlan
Title: President

[Signature Page to Credit Agreement]

REDI-MIX, LLC

By:	/s/ Michael W. Harlan
Name: Michael W. Harlan
Title: President

RIVERSIDE MATERIALS, LLC

By:	/s/ Wallace H. Johnson
Name: Wallace H. Johnson
Title: President and Secretary

SAN DIEGO PRECAST CONCRETE, INC.

By:	/s/ Curt M. Lindeman
Name: Curt M. Lindeman
Title: Vice President and Secretary

SIERRA PRECAST, INC.

By:	/s/ Curt M. Lindeman
Name: Curt M. Lindeman
Title: Vice President and Secretary

SMITH PRE-CAST, INC.

By:	/s/ Curt M. Lindeman
Name: Curt M. Lindeman
Title: Vice President and Secretary

[Signature Page to Credit Agreement]

SUPERIOR CONCRETE MATERIALS, INC.

By:	/s/ Curt M. Lindeman
Name: Curt M. Lindeman
Title: Vice President and Secretary

SUPERIOR HOLDINGS, INC.

By:	/s/ Michael W. Harlan
Name: Michael W. Harlan
Title: Vice President and Secretary

TITAN CONCRETE INDUSTRIES, INC.

By:	/s/ Michael W. Harlan
Name: Michael W. Harlan
Title: Vice President and Secretary

USC ATLANTIC, INC.

By:	/s/ Michael W. Harlan
Name: Michael W. Harlan
Title: Vice President and Secretary

USC MANAGEMENT CO., LLC

By:	/s/ Curt M. Lindeman
Name: Curt M. Lindeman
Title: Vice President and Secretary

USC MICHIGAN, INC.

By:	/s/ Michael W. Harlan
Name: Michael W. Harlan
Title: Vice President and Secretary

[Signature Page to Credit Agreement]

USC PAYROLL, INC.

By:	/s/ Curt M. Lindeman
Name: Curt M. Lindeman
Title: Vice President and Secretary

USC TECHNOLOGIES, INC.

By:	/s/ Curt M. Lindeman
Name: Curt M. Lindeman
Title: Vice President and Secretary

U.S. CONCRETE ON-SITE, INC.

By:	/s/ Curt M. Lindeman
Name: Curt M. Lindeman
Title: Vice President and Secretary

[Signature Page to Credit Agreement]

AGENTS AND LENDERS:

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Issuing Bank, Swingline Lender and a Lender

By:	/s/ Mario Quintanilla
Name:	Mario Quintanilla
Title:	Vice President

[Signature Page to Credit Agreement]

WELLS FARGO CAPITAL FINANCE, LLC, as Documentation Agent, Lead Arranger and a Lender

By:	/s/ Kathy Plisko
Name:	Kathy Plisko
Title:	Managing Director

[Signature Page to Credit Agreement]